                                                                    EXHIBIT 10.1


                                                                  EXECUTION COPY



================================================================================



                           PURCHASE AND SALE AGREEMENT


                                 By and Between

                               El Paso Corporation
                                    (Seller)

                                       and

                              Crosstex Energy, L.P.
                                     (Buyer)



                           Covering the Acquisition of

                        THE FOLLOWING EQUITY INTERESTS IN

                       (Acquired Company Equity Interests)

                     100% of CFS Louisiana Midstream Company
                 100% of El Paso Dauphin Island Company, L.L.C.
                100% of Sabine Pass Plant Facility Joint Venture

                            (the Acquired Companies)





                                 August 8, 2005


================================================================================

                                TABLE OF CONTENTS

                                                                                                               Page

1.       Definitions..............................................................................................1

2.       The Transaction.........................................................................................16
         (a)      Sale of Acquired Company Equity Interests......................................................16
         (b)      Consideration..................................................................................16
         (c)      The Closing....................................................................................16
         (d)      Deliveries at the Closing......................................................................16
         (e)      Interim Closing Statement and Post-Closing Adjustment..........................................17
         (f)      Retained Assets................................................................................18
         (g)      Cash Pooling Arrangements......................................................................19

3.       Representations and Warranties Concerning the Transaction...............................................19
         (a)      Representations and Warranties of the Seller...................................................19
         (b)      Representations and Warranties of the Buyer....................................................21

4.       Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired
         Companies and Acquired Company Assets...................................................................22
         (a)      Organization, Qualification, and Company Power.................................................22
         (b)      Capitalization.................................................................................23
         (c)      Noncontravention...............................................................................24
         (d)      Changes........................................................................................24
         (e)      Legal Compliance; Permits......................................................................24
         (f)      Tax Matters....................................................................................25
         (g)      Contracts and Commitments......................................................................25
         (h)      Litigation.....................................................................................27
         (i)      Environmental Matters..........................................................................27
         (j)      Title to the Acquired Company Assets...........................................................27
         (k)      Potential Preferential Purchase Rights.........................................................28
         (l)      Financial Information..........................................................................28
         (m)      Employee Matters...............................................................................28
         (n)      Regulatory Matters.............................................................................28
         (o)      No Unrecorded Obligations......................................................................29
         (p)      Intellectual Property..........................................................................29
         (q)      Sufficiency of the Acquired Company Assets.....................................................29
         (r)      Bank Accounts..................................................................................29
         (s)      Bonds; Guarantees..............................................................................29
         (t)      Eunice Matters.................................................................................29

5.       Pre-Closing Covenants...................................................................................29
         (a)      General........................................................................................29

         (b)      Notices, Consents and Audited Financial Statements.............................................29
         (c)      Operation of Business..........................................................................30
         (d)      Affirmative Covenants..........................................................................32
         (e)      Damage or Condemnation.........................................................................33
         (f)      Access.........................................................................................34
         (g)      HSR Act........................................................................................35
         (h)      Intercompany Transactions......................................................................36
         (i)      Notices and Effect of Supplements to Schedules.................................................36
         (j)      Eligible Employees.............................................................................36
         (k)      Reorganization Transactions....................................................................40
         (l)      Surety Bonds; Guarantees.......................................................................40
         (m)      No Shop........................................................................................40
         (n)      Testing........................................................................................41
         (o)      Transition Services; Pelican Land Assignment...................................................41
         (p)      Marketing License..............................................................................41

6.       Post-Closing Covenants..................................................................................41
         (a)      General........................................................................................41
         (b)      Litigation Support.............................................................................41
         (c)      Delivery and Retention of Records..............................................................41
         (d)      Pipeline Markers and El Paso Marks.............................................................41
         (e)      Eunice Lease Matters...........................................................................42
         (f)      Pelican II Expansion...........................................................................44
         (g)      Payments.......................................................................................44
         (h)      Accounts Receivable............................................................................44
         (i)      Post-Closing Environmental Filings.............................................................44
         (j)      Mutual Mistake.................................................................................44
         (k)      Post-Closing Financial Statements..............................................................44
         (l)      Real Property Matters..........................................................................45

7.       Conditions to Obligation to Close.......................................................................45
         (a)      Conditions to Obligation of the Buyer..........................................................45
         (b)      Conditions to Obligation of the Seller.........................................................46

8.       Obligations, Survival and Indemnification...............................................................47
         (a)      Survival of Representations, Warranties and Covenants..........................................47
         (b)      Indemnification Provisions for Benefit of the Buyer............................................47
         (c)      Indemnification Provisions for Benefit of the Seller...........................................50
         (d)      Matters Involving Third Parties................................................................51
         (e)      Determination of Amount of Adverse Consequences................................................52
         (f)      Tax Treatment of Indemnity Payments............................................................53
         (g)      Exclusive Remedy...............................................................................53
         (h)      Disclaimer of Representations and Warranties...................................................53

9.       Tax Matters.............................................................................................55
         (a)      Post-Closing Tax Returns.......................................................................55
         (b)      Pre-Closing Tax Returns........................................................................55
         (c)      Straddle Periods...............................................................................55

         (d)      Straddle Returns...............................................................................55
         (e)      Claims for Refund..............................................................................56
         (f)      Indemnification................................................................................56
         (g)      Cooperation on Tax Matters.....................................................................56
         (h)      Certain Taxes..................................................................................57
         (i)      Confidentiality................................................................................57
         (j)      Audits.........................................................................................57
         (k)      Control of Proceedings.........................................................................57
         (l)      Powers of Attorney.............................................................................57
         (m)      Remittance of Refunds..........................................................................58
         (n)      Purchase Price Allocation......................................................................58
         (o)      Closing Tax Certificate........................................................................58
         (p)      Reporting of Post-Closing Transactions.........................................................58
         (q)      Settlements....................................................................................58
         (r)      Section 754 Elections..........................................................................59

10.      Termination.............................................................................................59
         (a)      Termination of Agreement.......................................................................59
         (b)      Effect of Termination..........................................................................60

11.      Miscellaneous...........................................................................................60
         (a)      Confidentiality................................................................................60
         (b)      Public Announcements...........................................................................60
         (c)      Insurance......................................................................................61
         (d)      No Third Party Beneficiaries...................................................................61
         (e)      Succession and Assignment......................................................................61
         (f)      Counterparts...................................................................................62
         (g)      Headings.......................................................................................62
         (h)      Notices........................................................................................62
         (i)      Governing Law..................................................................................63
         (j)      Amendments and Waivers.........................................................................63
         (k)      Severability...................................................................................63
         (l)      Transaction Expenses...........................................................................63
         (m)      Construction...................................................................................63
         (n)      Exhibits and Schedules.........................................................................64
         (o)      Entire Agreement...............................................................................64

EXHIBITS AND SCHEDULES

Exhibit A                  Facilities
Exhibit B                  Form of Acquired Company Equity Interests Assignment
Exhibit C-1-A              Form of Eunice Agreement (CSX)
Exhibit C-1-B              Form of Eunice Agreement (El Paso CGP)
Exhibit C-1-C              Form of Eunice Agreement (TransCanada)
Exhibit C-2                Form of Eunice Guaranty
Exhibit C-3                Form of Eunice Enron Termination Agreement
Exhibit D                  Form of Pelican Services Agreement
Exhibit E                  Form of Retained Assets Assignment
Exhibit F                  Form of Sabine 20% Interest Assignment
Exhibit G                  Form of GLM Assignment
Exhibit H                  Form of Transition Services Agreement
Exhibit I                  Form of Certification of Non-Foreign Status
Exhibit J                  Form of Environmental Access Agreement
Exhibit K                  Form of CFS Assignment
Exhibit L                  Form of Dauphin Assignment
Exhibit M                  Form of Dauphin Excluded Assets Assignment
Exhibit N                  Form of Pelican Land Assignment

Schedule 1(a)                       [Intentionally Omitted]
Schedule 1(b)                       [Intentionally Omitted]
Schedule 1(c)                       Seller's Knowledge Individuals
Schedule 1(d)                       Product Inventory Value Amount and Pricing Schedule Example
Schedule 1(e)                       Working Capital Schedule Example
Schedule 3(a)(ii)                   Consents (Seller Parties)
Schedule 3(a)(iii)                  Noncontravention (Seller Parties)
Schedule 3(b)(ii)                   Consents (Buyer)
Schedule 3(b)(iii)                  Noncontravention (Buyer)
Schedule 4(c)                       Noncontravention (Acquired Companies)
Schedule 4(d)                       Changes
Schedule 4(f)                       Tax Matters
Schedule 4(g)(i)                    Acquired Company Contracts
Schedule 4(g)(ii)                   Material Contract Defaults
Schedule 4(g)(vi)                   Affiliate Contracts
Schedule 4(h)                       Litigation
Schedule 4(i)                       Environmental Matters
Schedule 4(j)                       Exceptions to Title to the Acquired Company Assets
Schedule 4(k)                       Potential Preferential Purchase Rights
Schedule 4(l)                       Unaudited Financial Information
Schedule 4(p)                       Intellectual Property
Schedule 4(s)                       Bonds; Guarantees
Schedule 5(c)                       Operation of Business
Schedule 5(c)(x)                    Capital Expenditures
Schedule 5(f)(ii)                   Site Access Insurance
Schedule 5(h)(i)                    Affiliate Contracts to be Terminated
Schedule 5(j)                       Eligible Employees
Schedule 5(j)(vi)                   Severance Pay
Schedule 5(l)                       Surety Bonds
Schedule 7(a)(v)                    Required Consents

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT, dated as of August 8, 2005, is by and between El Paso Corporation, a Delaware corporation (the "SELLER"), and Crosstex Energy, L.P., a Delaware limited partnership (the "BUYER").

                                  INTRODUCTION

         1. The Acquired Companies (defined below) own certain rights, title and interests in and to certain natural gas processing plants, fractionation plants, pipelines and related facilities and other assets.

         2. The Seller owns (indirectly) equity interests in the Acquired Companies.

         3. Subject to the terms and conditions set forth in this agreement, the Seller will sell to the Buyer, and the Buyer will purchase and acquire from the Seller, such equity interests in the Acquired Companies, and the Buyer will pay to the Seller the consideration described in this agreement.

         In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

                                    AGREEMENT

1.       Definitions.

         "ACCESS RIGHT" has the meaning set forth in Section 5(f)(ii)(A).

         "ACQUIRED COMPANIES" means CFS, Dauphin and Sabine.

         "ACQUIRED COMPANY ASSETS" means, excluding the Retained Assets and the Acquired Company Equity Interests, all rights, title and interests of each Acquired Company in and to its assets and properties, including its interest in the Facilities, and, as of the date transferred into any Acquired Company, any rights, title or interests transferred to any Acquired Company in connection with any Reorganization Transaction.

         "ACQUIRED COMPANY CONTRACT" means a written contract, lease or other agreement (other than any contract or agreement to the extent it constitutes a Retained Asset) existing on the date of this Agreement or entered into after the date of this Agreement in accordance with Section 5(c), in each case to which an Acquired Company is a party that will be binding on such Acquired Company or any of the Acquired Company Assets.

         "ACQUIRED COMPANY EQUITY INTERESTS" means the CFS Interest, the Dauphin Interest and the Sabine Interest.

         "ACQUIRED COMPANY EQUITY INTERESTS ASSIGNMENT" means the Assignment of Equity Interests substantially in the form of Exhibit B, pursuant to which the Seller will convey to the

Buyer all of the Acquired Company Equity Interests (other than those Acquired Company Equity Interests that are owned by any Acquired Company, being the Sabine Interest).

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, but excluding (except to the extent paid to an unrelated third party pursuant to a Third Party Claim) punitive, exemplary, special or consequential damages.

         "ADVERSE EVENT" means (i) any breach of any representation or warranty (without giving effect to any qualification as to materiality (including Material Adverse Effect)) of the Seller contained in this Agreement (other than those contained in Section 4(b) (Capitalization) and Section 4(f) (Tax Matters) of this Agreement), and (ii) if the Parties to this Agreement execute and deliver to one another the Javelina PSA and close the transactions contemplated thereby, any breach of any representation or warranty (without giving effect to any qualification as to materiality (including Material Adverse Effect)) of the Seller contained in the Javelina PSA (other than those contained in Section 4(b) (Capitalization) and Section 4(f) (Tax Matters) of the Javelina PSA).

         "AFFILIATE" means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such specified Person; provided, however, that the Acquired Companies shall be deemed to be Affiliates (x) prior to the Closing, of the Seller and (y) on and after the Closing, of the Buyer. For purposes of this definition, "control" (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Equity Interests, by contract or otherwise.

         "AGREEMENT" means this Purchase and Sale Agreement (including any exhibits, schedules, annexes, or other attachments hereto) as amended, restated, supplemented or otherwise modified from time to time.

         "ALLOCATED VALUE" means the portion of the Purchase Price allocated to each of the assets of the Acquired Companies, each of which allocation represents the fair market value of the applicable Acquired Company asset determined by the Parties.

         "BLUE WATER PLANT" means the gas plant and related facilities located in Acadia Parish, Louisiana commonly known as the Blue Water Gas Processing Plant, which assets are held in a cotenancy by numerous owners pursuant to the Blue Water Plant Agreement.

         "BLUE WATER PLANT AGREEMENT" means that certain Agreement for the Construction and Operation of the Blue Water Gas Plant dated October 22, 1976 among the several parties thereto, including Exxon Corporation and CFS (as a successor-in-interest) (including any exhibits, schedules, annexes or other attachments thereto), as amended or otherwise modified from time to time.

         "BUYER" has the meaning set forth in the Preface.

         "BUYER DILIGENCE REPRESENTATIVES" means, collectively, the agents, consultants, contractors, employees or other representatives of or retained by the Buyer that assist or will assist the Buyer in conducting or performing the Diligence Activities and any employee, agent, contractor or subcontractor thereof.

         "BUYER INDEMNITEES" means, collectively, the Buyer and its Affiliates and each of their respective officers (or natural persons performing similar functions), directors (or natural persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

         "BUYER PARTY" means each of (i) the Buyer and (ii) each Affiliate of the Buyer that is a party to a Transaction Agreement.

         "BUYER PLANS" means the applicable compensation and employee benefits plans, programs and arrangements offered by the Buyer and its Affiliates from time to time.

         "CAP AMOUNT" means the sum of (i) $100,000,000 (one hundred million dollars) and (ii) if the transaction contemplated by the Javelina PSA closes, 20% of the purchase price provided for therein.

         "CAPITAL EXPENDITURES" means, without duplication, amounts capitalized in accordance with GAAP by any Acquired Company.

         "CASH POOLING ARRANGEMENTS" means a cash pooling arrangement or similar reimbursement arrangement with the Seller and its Affiliates, pursuant to which the Seller and its Affiliates receive substantially all cash due to (and make substantially all payments for) the Acquired Companies, which amounts are reflected as intercompany receivables and payables or as capital contributions and distributions in accordance with GAAP.

         "CFS" means CFS Louisiana Midstream Company, a Delaware corporation.

         "CFS ASSIGNMENT" means the Assignment and Assumption Agreement (CFS) substantially in the form of Exhibit K pursuant to which certain contracts and agreements will be transferred into CFS.

         "CFS INTEREST" means all of the Equity Interests in CFS.

         "CLOSING" has the meaning set forth in Section 2(c).

         "CLOSING DATE" has the meaning set forth in Section 2(c).

         "CLOSING STATEMENT" has the meaning set forth in Section 2(e)(i).

         "COBRA" has the meaning set forth in Section 5(j)(x).

          "CODE" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "COMBINED PURCHASE PRICE" means the sum of (i) the Purchase Price and
(ii) if the transactions contemplated by the Javelina PSA close, the purchase price provided for therein.

         "COMMITMENT" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, call rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person;
(b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "CONFIDENTIALITY AGREEMENT" means the letter agreement dated April 22, 2005 between the Seller and Crosstex Energy Services, L.P. relating to information pertaining to the transactions contemplated by this Agreement.

         "DAUPHIN" means El Paso Dauphin Island Company, L.L.C., a Delaware limited liability company.

         "DAUPHIN AGREEMENTS" means, collectively, the following agreements (including any exhibits, schedules, annexes or other attachments thereto, each as amended, restated, supplemented or otherwise modified from time to time): (i) the Dauphin Settlement Agreement, (ii) Purchase and Sale Agreement dated as of August 30, 2004 by and among PanEnergy Dauphin Island, LLC, El Paso CGP Company, CNG Main Pass Gas Gathering Corp., Centana Gathering, LLC and Dauphin, (iii) Allocation of Risks and Financial Obligations Agreement dated as of August 30, 2004 by and among El Paso CGP Company, GulfTerra Field Services, L.L.C. and Dauphin, (iv) Purchase, Sale and Redemption Agreement dated as of August 30, 2004 by and among El Paso CGP Company, Duke Energy Field Services, LP, PanEnergy Mobile Bay Processing, LLC and Dauphin and (v) Facilities Removal Agreement dated as of August 30, 2004 by and among El Paso CGP Company, Duke Energy Field Services, LP, PanEnergy Mobile Bay Processing, LLC and Dauphin.

         "DAUPHIN ASSIGNMENT" means the Assignment and Assumption Agreement (EPDIC) substantially in the form of Exhibit L pursuant to which certain contracts and agreements will be transferred into Dauphin.

         "DAUPHIN EXCLUDED ASSETS" means all of Dauphin's rights, title and interest under (i) the Dauphin Agreements, except for the Distributed Assets (as defined in the Purchase, Sale and Redemption Agreement dated as of August 30, 2004 by and among El Paso CGP Company, Duke Energy Field Services, LP, PanEnergy Mobile Bay Processing, LLC and Dauphin) and (ii) the Dauphin Subcontract Agreement solely to the extent relating to the removal of the Pelican Plant Train II from its prior location in Mobile, Alabama.

         "DAUPHIN EXCLUDED ASSETS ASSIGNMENT" means the Assignment and Assumption Agreement (Dauphin Excluded) substantially in the form of Exhibit M pursuant to which the applicable Dauphin Agreements, and certain rights and obligations related thereto, will be transferred from Dauphin to Field Operations.

         "DAUPHIN INDEMNIFIED OBLIGATIONS" means all of Dauphin's Obligations
(i) under each of the Dauphin Agreements, and (ii) under the Dauphin Subcontract Agreement solely to the extent relating to the removal of the Pelican Plant Train II from its prior location in Mobile, Alabama and (iii) relating to the lawsuit styled Gulf South Pipeline v. El Paso Dauphin Island Company, LLC et al, identified in the Seller's internal records as CLMS Number L04-169619.

         "DAUPHIN INTEREST" means all of the Equity Interests in Dauphin.

         "DAUPHIN SETTLEMENT AGREEMENT" means the Settlement Agreement dated as of August 30, 2004 by and among Centana Gathering, LLC, PanEnergy Dauphin Island, LLC, CNG Main Pass Gathering Corp., Dauphin Island Gathering Partners, El Paso CGP Company, GulfTerra Field Services, L.L.C. and Dauphin, including the exhibits, schedules, annexes and other attachments thereto, as amended, restated, supplemented or otherwise modified from time to time.

         "DAUPHIN SUBCONTRACT AGREEMENT" means the Contract for Facilities Removal and Engineering, Procurement and Construction for the Pelican II Gas Plant dated September 29, 2004 by and between S Con, Inc. and Dauphin, including any exhibits, schedules, annexes or other attachments thereto, as amended, restated, supplemented or otherwise modified from time to time.

         "DEDUCTIBLE NOTICE" has the meaning set forth in Section 5(j)(xi).

         "DILIGENCE ACTIVITIES" has the meaning set forth in Section
5(f)(ii)(A).

         "EFFECTIVE TIME" means 12:01 a.m. on the Closing Date.

         "EL PASO MARKS" means the names "El Paso" and "Coastal" and other trademarks, service marks, and trade names owned by El Paso Corporation and its respective Affiliates.

         "ELECTRONIC DATA" means all electronic documents, data and other computer based communications and information stored on any electronic, digital, or other storage or back up media and retained in the Ordinary Course of Business by the Seller, any Acquired Company or any Affiliate of any such Person, including, without limitation, operating, accounting, financial, environmental, measurement (including SCADA), regulatory data and the information and data contained in the electronic data room, but excluding the Retained Electronic Data.

         "ELIGIBLE EMPLOYEES" has the meaning set forth in Section 5(j)(i).

         "ENCUMBRANCE" means any Lien, encumbrance, option, right of first refusal, Commitment, voting right, easement, servitude, transfer restriction or title defect.

         "ENVIRONMENTAL ACCESS AGREEMENT" means the Environmental Access Agreement substantially in the form of Exhibit J, relating to the Seller's remediation rights under Section 8(b)(xii).

         "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws, statutes, regulations and ordinances in effect as of the date of this Agreement relating to the protection of the public health, welfare and the environment, including those laws relating to the storage, handling and use of Hazardous Substances and those relating to the generation, processing, fractionation, treatment, storage, transportation, disposal or other management thereof, as to each, as amended. The term "Environmental Laws" does not include operating practices or standards that may be employed or adopted by other industry participants or recommended by a Governmental Authority.

         "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 4(i).

         "EQUITY INTEREST" means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and (c) any other direct equity ownership or participation in a Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EUNICE AGREEMENT (CSX)" means the Agreement Relating to the Eunice Lease Documents substantially in the form of Exhibit C-1-A, between the Buyer and CSX Corporation.

         "EUNICE AGREEMENT (EL PASO CGP)" means the Buyer/EPCGP Agreement Relating to the Eunice Lease Documents substantially in the form of Exhibit C-1-B, between the Buyer and El Paso CGP Company.

         "EUNICE AGREEMENT (TRANSCANADA)" means the Buyer/TransCanada Agreement Relating to the Eunice Lease Documents substantially in the form of Exhibit C-1-C, between the Buyer and TransCanada Energy USA Inc. and TransCanada Pipelines Limited.

         "EUNICE AGREEMENTS" means the Eunice Agreement (CSX), the Eunice Agreement (El Paso CGP), the Eunice Agreement (TransCanada) and the Eunice Enron Termination Agreement.

         "EUNICE ENRON TERMINATION AGREEMENT" means the Termination and Release to be entered into on or prior to the Closing Date by CSX Corporation, TransCanada PipeLines Limited, TransCanada Energy USA Inc., El Paso CGP Company, Field Operations, Enron Corp., Enron Processing Properties, Inc. and Enron Gas Liquids, Inc. substantially in the form of Exhibit C-3.

         "EUNICE EXPENDITURES" means the aggregate amount of reasonable and documented expenditures that are paid or payable by the Seller or its Affiliates (including those paid prior to the Effective Time by the Acquired Companies) on or prior to the Effective Time arising from, related to or otherwise incurred in connection with the Eunice Upgrade.

         "EUNICE GUARANTY" means the Guaranty Agreement, substantially in the form of Exhibit C-2, to be entered into as of the Closing Date by the Buyer at the Closing made in favor of Phillip Morris Capital Corporation, Bank One Louisiana National Association, as Owner Trustee, and State Street Bank and Trust Company, as Indenture Trustee.

         "EUNICE LEASE DOCUMENTS" means (i) the "Transaction Documents" as defined in the Eunice Participation Agreement (but including only such written amendments to the original documents included therein as are specifically noted below), (ii) Amendment No. 1 to Lease Agreement dated May 20, 1987 and Amendment No. 2 to Lease Agreement dated November 15, 1987, (iii) First Amendment to Participation Agreement dated as of January 25, 1990, (iv) First Supplement to Indenture of Trust, Pledge, Assignment and Security Agreement dated May 20, 1987 and Second Supplemental Indenture to Indenture of Trust, Pledge, Assignment and Security Agreement dated as of January 25, 1990, (v) letter agreement dated as of January 25, 1990, executed by CSX Corporation, CSX Energy Corporation, Philip Morris Capital Corporation, Premier Bank National Association, as "Owner Trustee", and The Connecticut National Bank, as "Indenture Trustee", (vi) letter agreement dated as of January 26, 1990, executed by CSX Corporation, as "Guarantor", Philip Morris Capital Corporation, as "Owner Participant", Premier Bank National Association, as "Owner Trustee", and The Connecticut National Bank, as "Indenture Trustee", (vii) letter agreement dated as of January 27, 1990, executed by CSX Corporation, as "Guarantor", and The Connecticut National Bank, as "Indenture Trustee", (viii) Agreement Relating to the Eunice Lease Documents dated as of January 31, 1997, by and among TransCanada Energy USA Inc., TransCanada Pipelines Limited and CSX Corporation, (ix) Guaranty Agreement executed by TransCanada Pipelines Limited, and to be executed by Philip Morris Capital Corporation, as "Owner Participant", Bank One Louisiana National Association, as "Owner Trustee", and Fleet Bank Connecticut, as "Indenture Trustee", (x) letter agreement dated December 8, 1999 executed by TransCanada Energy USA Inc. and multiple noteholders, (xi) letter agreement dated December 28, 1999 executed by TransCanada Energy USA and State Street and Trust Company, as "Indenture Trustee", (xii) letter dated December 29, 1999 from CSX Corporation to the loan participants and State Street Bank and Trust Company, as "Indenture Trustee", (xiii) letter agreement dated as of December 29, 1999 executed by TransCanada Energy USA Inc., TransCanada Pipelines Limited and CSX Corporation, (xiv) Guaranty Agreement executed by The Coastal Corporation and to be executed by Philip Morris Capital Corporation, as "Owner Participant", Bank One Louisiana National Association, as "Owner Trustee", and State Street Bank and Trust Company, as "Indenture Trustee", (xv) Agreement Relating to the Eunice Lease Documents dated December 29, 1999 executed by Coastal Field Services Company, The Coastal Corporation, CSX Corporation and CFS Holding Company and
(xvi) the Eunice Enron Termination Agreement.

         "EUNICE PARTICIPATION AGREEMENT" means the Participation Agreement dated as of April 15, 1987 (including any exhibits, schedules, annexes or other attachments thereto), as amended, restated, supplemented or otherwise modified from time to time, relating to the sale and leaseback of the Eunice Processing Plant.

         "EUNICE TRANSACTION DOCUMENTS" means, collectively, each of the Eunice Agreements, the Eunice Guaranty and the Eunice Lease Documents.

         "EUNICE UPGRADE" means the design, engineering, procurement, acquisition and/or construction, and installation of the Cryo II Recompressor Turbine Driver Upgrade at the Eunice Processing Plant and Fractionator to the extent contemplated in the Authorization for Expenditure related thereto dated March 25, 2005, but excluding any supplements or change orders thereto.

         "FACILITIES" means the rights, title and interests of each Acquired Company in and to the facilities commonly known as the Blue Water Gas Processing Plant, the Cajun Sibon Pipeline System, the Eunice Processing Plant and Fractionator, the Pelican Gas Processing Plant, the Pelican Plant Train II, the Riverside Fractionator, the Sabine Pass Gas Processing Plant, the Cow Island Gas Processing Plant, the Rayne Fractionator and the Butte La Rose Marine Dock, each of which are more particularly described on Exhibit A.

         "FIELD OPERATIONS" means El Paso Field Operations Company, a Delaware corporation.

         "FIELD SERVICES" means El Paso Field Services, L.P., a Delaware limited partnership.

         "FIELD SERVICES HOLDING" means El Paso Field Services Holding Company, a Delaware corporation.

         "FCC REGULATIONS" means those Laws promulgated by the Federal Communications Commission.

         "FTC" means the Federal Trade Commission.

         "FUNDAMENTAL REPRESENTATIONS" means those representations and warranties contained in Sections 3(a)(i) (Seller Organization and Good Standing), 3(a)(ii) (Seller Authorization of Transaction), 3(a)(iv) (Seller Brokers), 3(b)(i) (Buyer Organization and Good Standing), 3(b)(ii) (Buyer Authorization of Transaction), 3(b)(iv) (Buyer Brokers), 4(a) (Acquired Company Organization, Qualification and Company Power), 4(b) (Acquired Company Capitalization), 4(f) (Acquired Company Tax Matters), 4(m) (Employee Matters), and 4(t) (Eunice Matters).

         "GAAP" means accounting principles generally accepted in the United States consistently applied.

         "GOVERNMENTAL AUTHORITY" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

         "GLM" means El Paso Gas Liquids Marketing, L.L.C., a Delaware limited liability company.

         "GLM ASSIGNMENT" means the Assignment and Assumption Agreement (EPGLM) by and among GLM and the Buyer (or a wholly owned subsidiary designated by the Buyer) substantially in the form of Exhibit G.

         "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d).

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d).

         "INTELLECTUAL PROPERTY" means all intellectual property rights used by the Acquired Companies that do not constitute Retained Assets and that arise from or in respect of the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) Software and (v) Technology; provided, however, that Intellectual Property does not include Software of a general nature that is licensed by the Seller and its Affiliates and not unique to the Acquired Companies, such as accounting, tax and similar Software.

         "INTERIM CLOSING STATEMENT" has the meaning set forth in Section
2(e)(i).

         "JAVELINA PSA" means, if executed and delivered by the parties thereto, the Purchase and Sale Agreement by and between the Buyer and the Seller relating to the direct or indirect sale of equity interests in Javelina Land Company, L.L.C., Javelina Holding GP, L.L.C., Javelina Holding Company, L.P., Javelina Company and Javelina Pipeline Company.

         "LAW" or "LAWS" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "LEGAL RIGHT" means, to the extent arising from, related to or in any way related to the Blue Water Plant (including the assets and operations associated with the Blue Water Plant), the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination under, any contract or agreement; arrangement; applicable Law; fiduciary, quasi-fiduciary or similar duty; or any other obligation.

         "LIEN" means any deed of trust, mortgage, pledge, lien, or other security interest.

         "MATERIAL ADVERSE EFFECT" means any change, effect, event or occurrence with respect to the financial condition, properties, assets or operations of the Acquired Companies that is material and adverse to the Acquired Companies, taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, the following shall not be considered: changes, effects, events and occurrences relating to (i) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States, or (iii) the transactions contemplated by this Agreement; provided, however, that to be excluded under subsection (ii) above, such condition may not disproportionately affect, as compared to others in such industry, any of the Acquired Companies, or their respective businesses, assets, properties, results of operation or condition (financial or otherwise).

         "MATERIAL CONTRACTS" has the meaning set forth in Section 4(g).

         "NEW CONTRACT" means any Acquired Company Contract for which the Buyer's consent is required pursuant to Section 5(c).

         "NOTICE AND CONSENT REQUIREMENTS" means giving any notices to, making any filings with, and obtaining, any authorizations, consents, waivers, releases, approvals (including as required under the HSR Act), licenses or other rights of Governmental Authorities and other Persons (i) either Party is required to obtain (1) in connection with the matters referred to in this Agreement, including matters described in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), 3(b)(iii), 4(c) and 4(i), the corresponding Schedules, and the Reorganization Transactions, (2) under each of the Technology Licenses, in the case of (1) and (2) so as to permit the Closing to occur as soon as reasonably practicable, and thereafter with respect to the Seller's post-Closing Notice and Consent Requirements obligations under Section 5(b)(i).

         "OBLIGATIONS" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with the applicable Person's past custom and practice.

         "ORGANIZATIONAL DOCUMENTS" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any exhibits, schedules, annexes or other attachments thereto, each as amended, restated, supplemented or otherwise modified from time to time.

         "PARTIES" means, collectively, the Buyer and the Seller.

         "PARTY" means, individually, the Buyer or the Seller.

         "PELICAN SERVICES AGREEMENT" means the Services Agreement (Pelican Stabilizer), substantially in the form of Exhibit D.

         "PELICAN REMAINING EXPENDITURES" means the positive difference, if any, between (i) all reasonable and documented costs, expenses and expenditures paid or payable and incurred in connection with the Pelican II Expansion (whether such expenditures are made before or after the Effective Time) for the scope of work specified in the Authorization for Expenditure related thereto dated March 16, 2004, but excluding any supplements or change orders thereto (except as mutually agreed to by the Seller and the Buyer), and (ii) the aggregate amount of expenditures paid or payable by the Seller and its Affiliates (including the Acquired Companies) on or prior to the Effective Time and incurred in connection with the Pelican II Expansion.

         "PELICAN II EXPANSION" means the design, engineering, procurement, construction, installation of a gas processing facility at the Pelican II Gas Plant, to the extent covered by the Dauphin Subcontract Agreement, as in effect on the date of this Agreement.

         "PELICAN LAND ASSIGNMENT" means the Assignment and Assumption Agreement (Pelican) by and among Field Services and Dauphin substantially in the form of Exhibit N.

         "PERMITS" means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Authority.

         "PERMITTED ENCUMBRANCES" means any Encumbrance relating to any of the following: (i) any Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Acquired Company Assets in any manner, including any applicable Laws; (iii) any inchoate, mechanic's, materialmen's, and similar liens arising or incurred in the Ordinary Course of Business; (iv) any inchoate liens or other Encumbrances created pursuant to any operating, construction, operation and maintenance, co-owners, cotenancy, lease or other operating agreements for which amounts are not due; (v) the Organizational Documents of any Acquired Company; (vi) the Blue Water Plant Agreement; (vii) any purchase money liens and liens securing rental payments under capital lease arrangements; and (viii) any easements, rights-of-way, restrictions and other similar arrangements incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, character or extent and which do not in any case materially interfere with the ordinary conduct of the business of any of the Acquired Companies.

         "PERSON" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "PLANT LAND" means any and all surface leases, fee interests or other rights of ingress, egress and use of land with respect to the land underlying any of the Facilities.

         "POST-CLOSING TAX PERIOD" means any Tax period beginning on or after the Effective Time.

         "POST-CLOSING TAX RETURN" means any Tax Return that is required to be filed for any of the Acquired Companies, the Seller or any of its Affiliates with respect to a Post-Closing Tax Period.

         "POTENTIAL DELAYED HIRE ELIGIBLE EMPLOYEES" has the meaning set forth in Section 5(j)(i).

         "PRE-CLOSING TAX PERIOD" means any Tax periods or portions thereof ending before the Effective Time.

         "PRE-CLOSING TAX RETURN" means any Tax Return that is required to be filed for any Acquired Companies, the Seller or any of its Affiliates with respect to a Pre-Closing Tax Period.

         "PRIME RATE" means the prime rate reported in The Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

         "PRODUCT INVENTORY" means, collectively, the quantity of natural gas, natural gas liquids and other products that are owned by the Acquired Companies, whether held in storage facilities, pipelines, fractionators or other facilities, including imbalances; but excluding line fill, tank bottoms, and cushion, pad and retainage products.

         "PRODUCT INVENTORY VALUE AMOUNT" means the Product Inventory quantity segregated as between all liquids and all gas, with each to be valued as set forth on Part I of Schedule 1(d). An example of the schedule of Product Inventory valuation using pricing and quantity information as of December 31, 2004 is set forth on Part II of Schedule 1(d).

         "PRORATED RETAINED EMPLOYEE SEVERANCE AMOUNT" means, with respect to a Retained Employee, the amount derived by multiplying (i) the severance pay paid to such Retained Employee under the applicable severance plan of the Seller and its Affiliates in which such Retained Employee participated immediately prior to the Closing Date by (ii) a fraction the numerator of which is equal to (A) three hundred sixty-five (365) minus (B) the number of days from and including the applicable termination date to and including the date the Buyer hires the Retained Employee, and the denominator of which is three hundred sixty-five
(365).

         "PURCHASE PRICE" means $500,000,000 (Five Hundred Million Dollars) plus
(i) the amount, if any, by which the total of the Purchase Price Increases exceeds the total of the Purchase Price Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceeds the total of the Purchase Price Increases.

         "PURCHASE PRICE DECREASES" means, without duplication, (i) 100% of the amount, if any, of negative Working Capital of the Acquired Companies as of the Effective Time, (ii) to the extent the Product Inventory Value Amount is negative, the Product Inventory Value Amount, (iii) any reduction of the Purchase Price pursuant to Section 5(e) (Damage or Condemnation), (iv) the Pelican Remaining Expenditures, (v) long-term Unrecorded Obligations and indebtedness for borrowed money, excluding any such items otherwise specifically allocated in this Agreement (such as payments under the Eunice Lease Documents), and (vi) a reduction of (a) $10,000,000 (Ten Million Dollars) if Closing does not occur on or before October 1, 2005, solely as a result of the failure to satisfy or waive the conditions set forth in Section 7(a)(i) or Section 7(a)(vii), and (b) without duplication of the amount set forth in (a), $20,000,000 (Twenty Million Dollars) if Closing does not occur on or before November 1, 2005, solely as a result of the failure to satisfy or waive the conditions set forth in Section 7(a)(i) or Section 7(a)(vii).

         "PURCHASE PRICE INCREASES" means, without duplication, (i) 100% of the amount, if any, of positive Working Capital of the Acquired Companies as of the Effective Time, (ii) to the extent the Product Inventory Value Amount is positive, the Product Inventory Value Amount, (iii) the Eunice Expenditures and
(iv) the Reimbursable Capital Expenditures.

         "RECORDS" has the meaning set forth in Section 6(c).

         "REIMBURSABLE CAPITAL EXPENDITURES" means the aggregate amount of Capital Expenditures paid or payable by the Seller or its Affiliates (including the Acquired Companies) that have been consented to in writing by the Buyer (in its sole discretion).

         "REORGANIZATION TRANSACTIONS" means (i) the transactions contemplated by the Transaction Agreements, (ii) the conversion of CFS from a corporation to a limited liability company or other form of entity that is a disregarded entity for federal income tax purposes, including the procurement of any required consents under the Eunice Lease Documents, (iii) the renaming of any Acquired Company and (iv) Dauphin entering into a new license agreement with Ortloff dated May 31, 2005 relating to the Mobile Bay Plant relocation to Pelican and paying the related licensing fee.

         "REQUIRED CONSENTS" has the meaning set forth in Section 7(a)(v).

         "RETAINED ASSETS" has the meaning set forth in Section 2(f).

         "RETAINED ASSETS ASSIGNMENT" means the assignment and assumption agreement substantially in the form of Exhibit E, by which all of the Retained Assets are assigned by the Acquired Companies to the Seller (or its designee), and by which the transferee assumes certain obligations, effective as of a date prior to the Effective Time.

         "RETAINED ELECTRONIC DATA" means all electronic mail stored on any electronic, digital, or other storage or back up media and retained in the Ordinary Course of Business by the Seller or any Affiliate of the Seller (other than the Acquired Companies).

         "RETAINED EMPLOYEES" means the Eligible Employees of the Seller and its Affiliates other than the Transferred Employees.

         "RETAINED EMPLOYEE OBLIGATIONS" means all claims, costs, expenses, liabilities and other obligations, including liability for severance benefits, accrued vacation, benefits under employee benefit plans, benefits required by
Section 4980B(f) of the Code, COBRA or other applicable statutes and all retiree medical benefits that any Retained Employee or Transferred Employee may be entitled to receive under any employee benefit plan, related to the retention, termination or transfer of any Retained Employee or Transferred Employee; provided, however, for the avoidance of doubt, this term shall not include any claims, costs, expenses, liabilities or other obligations to the extent arising out of the Buyer's obligations to any Transferred Employee after such employee's Transferred Employee Start Date.

         "RIGHTS OF WAY" means any and all rights-of-way, easements, permits, licenses, franchises or other rights of ingress and egress associated with, arising out of, or related to the ownership or operation of the Acquired Company Assets.

         "SABINE" means the Sabine Pass Plant Facility Joint Venture, a Texas general partnership formed under the Sabine Partnership Agreement.

         "SABINE INTEREST" means all of the Equity Interests in Sabine, which consists of the Sabine 80% Interest and the Sabine 20% Interest.

         "SABINE PARTNERSHIP AGREEMENT" means that certain Joint Venture Agreement of Sabine dated as of December 30, 1994 entered into by Enron Louisiana Energy Company and Tenneco Gas Processing Company (including any exhibits, schedules, annexes or other attachments thereto), as amended, restated, supplemented or otherwise modified from time to time.

         "SABINE 80% INTEREST" means an 81.05% general partner interest in Sabine.

         "SABINE 20% INTEREST" means an 18.95% general partner interest in Sabine.

         "SABINE 20% INTEREST ASSIGNMENT" means the assignment substantially in the form of Exhibit F, which transfers the Sabine 20% Interest from Field Services to Dauphin.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

         "SELLER" has the meaning set forth in the Preface.

         "SELLER INDEMNITEES" means, collectively, the Seller and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

         "SELLER'S KNOWLEDGE" means the actual conscious awareness of each individual listed on Schedule 1(c) with respect to a particular fact or other matter at the time of determination (i.e. at signing or Closing, or both) without investigation or inquiry.

         "SELLER PARTY" means each of (i) the Seller and (ii) each Affiliate of the Seller that is a party to any Transaction Agreement.

         "SOFTWARE" means any and all of the following that are used by the Acquired Companies: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

         "STRADDLE PERIOD" means a Tax period or Tax year commencing before and ending after the Effective Time.

         "STRADDLE RETURN" means a Tax Return for a Straddle Period.

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy tax or similar tax-based fee or imposition of any kind whatsoever, whether imposed on any Acquired Company or Acquired Company Assets by any Governmental Authority, pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of Law, as a transferee, successor or custodian, or by contract or otherwise, together with any interest, penalty or addition thereto, whether disputed or not.

          "TAX RECORDS" means all Tax Returns and Tax-related work papers relating to any Acquired Company or Acquired Company Asset.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TECHNOLOGY" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials that are used by the Acquired Companies.

         "TECHNOLOGY LICENSES" means any and all intellectual property licenses and other similar arrangements (including, without limitation, computer software, telephone and radio licenses, and scientific processes) relating to any of the Acquired Company Assets.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d).

         "TRANSACTION AGREEMENTS" means this Agreement, the Acquired Company Equity Interests Assignments, each of the Eunice Agreements, the Eunice Guaranty, the Eunice Enron Termination Agreement, the Pelican Services Agreement, the Retained Assets Assignment, the Sabine 20% Interest Assignment, the GLM Assignment, the Transition Services Agreement, the Environmental Access Agreement, the CFS Assignment, the Dauphin Assignment, the Dauphin Excluded Assets Assignment and the Pelican Land Assignment.

         "TRANSFERRED EMPLOYEES" means, collectively, all Eligible Employees who accept employment with the Buyer or one of its Affiliates pursuant to the offers described in Section 5(j).

         "TRANSFERRED EMPLOYEE START DATE" means (i) with respect to Eligible Employees other than those covered by (ii) below, the Closing Date, and (ii) with respect to Potential Delayed Hire Eligible Employees, the first day of the month following the date that the Seller notifies the Buyer in writing that such Potential Delayed Hire Eligible Employee is available.

         "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement substantially in the form of Exhibit H, relating to certain services to be performed after Closing.

         "UNRECORDED OBLIGATIONS" means, with respect to a Person, all liabilities incurred and payable by such Person that relate to any deferred payment(s) on account of the provision of goods or services to such Person and that would be required to be recorded in accordance with GAAP in such Person's financial statements as a liability.

         "WORKING CAPITAL" means current assets minus current liabilities as of the Effective Time as determined in accordance with GAAP; provided, however, that the term "Working Capital" shall not include (without duplication) the value of any (i) Product Inventory, (ii) current assets or liabilities relating to Taxes, (iii) current liabilities relating to Dauphin's obligations under the Interconnection Agreement dated as of August 30, 2004 between GulfTerra Field Services,

L.L.C. and Dauphin Island Gathering Partners relating to the sale of its interest in Dauphin Island Gathering Partners, (iv) current assets or liabilities relating to purchase accounting reserves, (v) current liabilities relating to the Louisiana fuel tax dispute, (vi) current liabilities or current assets otherwise included in Working Capital and for which this Agreement allocates the ultimate economic costs or benefits to the Seller or the Buyer (e.g., specified Straddle Period Taxes), (vii) any accounts receivable with a Person that has any account receivable balance 90 or more days past due, (viii) any accounts receivable or accounts payable within the Cash Pooling Arrangements and (ix) any accounts receivable or accounts payable to or from Affiliates of the Seller that are related to production months that have been actualized.
Schedule 1(e) is the schedule of Working Capital for the Acquired Companies as of March 31, 2005. For purposes of clarification, the Parties acknowledge and agree that certain Purchase Price Increases and Purchase Price Decreases--such as the Pelican Remaining Expenditures and the Eunice Expenditures-are intended ultimately to allocate the payment responsibility related thereto to a particular Party, regardless of whether or not such amounts actually are paid or payable by an Acquired Company.

2.      The Transaction.


        (a) Sale of Acquired Company Equity Interests. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer the Acquired Company Equity Interests (which includes beneficial and indirect record ownership of the Sabine Interest), and the Buyer agrees to purchase such Acquired Company Equity Interests.

        (b) Consideration. In consideration for the assignment of such Acquired Company Equity Interests, the Buyer agrees to pay the Seller the estimated Purchase Price set forth in the Interim Closing Statement in cash by wire transfer of immediately available federal funds.

        (c) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of the Seller or its counsel, commencing at 10:00 a.m., local time, on the earlier to occur of (i) the first day of the calendar month after which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party shall take at the Closing itself) are and have been for a period of at least three (3) business days satisfied or waived or (ii) such other date as the Parties may mutually determine (the "CLOSING DATE"); provided that, if such date is not a business day, the Parties will close into escrow on the preceding business day with the Closing to be effective for all purposes on the first day of the month.

        (d) Deliveries at the Closing. At the Closing,

                  (i) the Seller shall deliver to the Buyer the certificate referred o inSection 9(o);

                  (ii) the Seller will, and will cause each applicable Seller Party to execute and deliver each Transaction Agreement to which such Seller Party is a party;

                  (iii) the Buyer will, and will cause the applicable Buyer Party to, execute and deliver each Transaction Agreement to which such Buyer Party is a party;

                  (iv) the Seller shall deliver to the Buyer the Interim Closing Statement;

                  (v) the Seller shall deliver, or cause to be delivered, to the Buyer evidence of the resignation or removal of any officers, directors or managers of each Acquired Company that the Buyer has not identified to the Seller within a reasonable period of time before Closing as a Person that will be continuing with such Acquired Company in that capacity after the Closing;

                  (vi) the Seller shall deliver to the Buyer an officer's certificate verifying that the conditions of the Buyer set forth in Section 7(a)(i) have been satisfied;

                  (vii) the Buyer shall deliver to the Seller an officer's certificate verifying that the conditions of the Seller set forth in Section 7(b)(i) have been satisfied; and

                  (viii) at any time on or before the Closing, the Seller shall deliver to the Buyer such applicable Organizational Documents, resolutions and certificates of good standing, in such form as is reasonably acceptable to the Buyer.

        (e) Interim Closing Statement and Post-Closing Adjustment.

                  (i) At least five (5) business days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement (the "INTERIM CLOSING STATEMENT") setting forth the Seller's good faith estimate of the Purchase Price, including a schedule of Product Inventory valuation, Working Capital, Purchase Price Increases and Purchase Price Decreases, in each case of the Acquired Companies, and any other reasonable detail. As soon as practicable, but in any event no later than one hundred twenty (120) days following the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller (i) a good faith statement, including reasonable detail, of the actual Purchase Price (such statement, as it may be adjusted pursuant to Section 2(e)(ii), the "CLOSING STATEMENT"), including a schedule of Product Inventory valuation, Working Capital, Purchase Price Increases and Purchase Price Decreases, in each case of the Acquired Companies, and any other reasonable detail. In connection with the preparation of the Interim Closing Statement, the Seller shall measure the Product Inventory quantities in its control as of the Effective Time, and the Buyer's representatives shall be given reasonable advance notice of, and shall be permitted to attend and observe, such measurement and to have reasonable access to documentation of Product Inventory positions prepared by the Seller and other Persons. In the event that all actual Product Inventory quantities are not known prior to Closing, the Seller shall make a good faith estimate of the Product Inventory quantities and the related Product Inventory Value Amount, which information shall be attached to the Interim Closing Statement.

                  (ii) Upon receipt of the Closing Statement, the Seller and the Seller's independent accountants shall be permitted during the succeeding sixty
(60)-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Seller may reasonably request in connection with its review of the Closing Statement, including the income statements for the Acquired Companies. Within sixty (60) days of receipt of the Closing Statement, the Seller shall deliver to the Buyer a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Buyer does not receive, within sixty (60) days of the

Seller's receipt of the Closing Statement, the Seller's written statement describing in reasonable detail the Seller's objections, the Closing Statement shall become final and binding. If the Seller raises written objections within the 60-day period, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item, other than matters involving the application or interpretation of the Law or other provisions of this Agreement, within thirty (30) days after the Buyer's receipt of the Seller's written objections, any such disputed items shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item in accordance with GAAP within thirty (30) days. The resolution of such disputes (as limited in the preceding sentence) shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller. The Parties agree that any disputed item related to the application or interpretation of the Law or other provisions of this Agreement shall not be resolved by the designated accounting firm.

                  (iii) If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Interim Closing Statement, the Buyer shall pay the Seller, without offset or deduction, in cash the amount of such excess. If the estimated Purchase Price as set forth on the Interim Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Seller shall pay to the Buyer, without offset or deduction, in cash the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Seller, or to be paid by the Seller to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(e)(iv) at a mutually convenient time and place within five (5) business days after the later of acceptance of the Closing Statement or the resolution of the Seller's objections thereto pursuant to Section 2(e)(ii)).

                  (iv) Any payments pursuant to this Section 2(e) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be. The amount of the payment to be made pursuant to this Section 2(e) shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two (2) percent (not to exceed the maximum rate permitted by applicable Law). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty five (365) days and the actual number of days for which due.

                  (v) Except as set forth in Section 2(e)(ii), each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

        (f) Retained Assets. Notwithstanding any other provision of this Agreement, the transactions contemplated by this Agreement exclude each and every right, title, interest or other asset in any way relating to the matters described below to the extent in any way owned by, or that in any way accrued to the benefit of, any Acquired Company (including their respective successors) prior to the Closing Date (all of which are referred to as the "RETAINED ASSETS"):

                  (i) Retained Electronic Data;

                  (ii) the El Paso Marks;

                  (iii) any refunds from taxing authorities attributable to any period before the Effective Time;

                  (iv) all books, records, work papers, Tax Returns, etc., relating to Taxes;

                  (v) all insurance policies or other agreements of insurance that relate to the assets or businesses of any of such Acquired Company, except with respect to any claims made prior to the Effective Time;

                  (vi) the Dauphin Excluded Assets; and

                  (vii) any files, records, contracts or other documents of the Seller or any of its Affiliates relating to any analysis of the Buyer's bid or offer and any analysis of any other bids or offers with respect to any such Acquired Company or all or any part of such Acquired Company Assets, including those in competition with the Buyer's bid or offer.

Prior to the Closing Date, the Seller shall cause any such Acquired Company to transfer, for or without consideration, the Retained Assets to the Seller, any of its Affiliates or any designee. Notwithstanding anything to the contrary provided elsewhere in this Agreement, the term Acquired Company Assets does not include (and similar terms or phrases contained in the Transaction Agreements shall not include) the Retained Assets, and, accordingly, the Seller's representations, warranties and covenants shall not apply to the Retained Assets. For the avoidance of doubt, but without limiting the generality of the foregoing, neither the Seller nor any of its Affiliates is assuming or otherwise becoming responsible for any Obligation pursuant to this Section 2(f); however, the Seller is providing the indemnification specified in Section 8(b)(ix)(D) relating to the Retained Assets.

        (g) Cash Pooling Arrangements. The Acquired Companies participate in the Cash Pooling Arrangements. At Closing, the Acquired Companies will cease participation in the Cash Pooling Arrangements, and thereafter all accounts receivable and accounts payable will be received and paid by the Acquired Companies (or as otherwise directed by Buyer). All accounts receivable and accounts payable of any Acquired Company with any Seller Affiliate, to the extent not actualized and settled in the Cash Pooling Arrangements as of the Closing Date, will survive the Closing and be paid as actualized in the normal course of business. Any such accounts will be included in the calculation of Working Capital.

3.      Representations and Warranties Concerning the Transaction.

        (a) Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows:

                  (i) Organization and Good Standing. Each Seller Party (other than the Acquired Companies) is a limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each such Seller Party is duly qualified or authorized to do business and is in good standing under the Laws of each state in which the conduct of its business or the ownership of its assets or properties requires such qualification or authorization, except where the lack of such qualification would not have an adverse effect in any material respect on the ability of any such Seller Party to consummate the transactions contemplated hereby. Each such Seller Party (other than the Acquired Companies) has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it, except where the lack of such power and authority would not have an adverse effect in any material respect on the ability of any such Seller Party to consummate the transactions contemplated hereby.

                  (ii) Authorization of Transaction. Each Seller Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Seller Party is a party and to perform its obligations thereunder. The execution and delivery of each of the Transaction Agreements to which any Seller Party is a party and the consummation of the transactions contemplated thereby have been duly authorized by all required entity action on the part of each such Seller Party. This Agreement has been, and each of the other Transaction Agreements to which any Seller Party is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller Party, and each Transaction Agreement to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as contemplated by Section 5(g) and as set forth on Schedule 3(a)(ii), no Seller Party or any Acquired Company need give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Seller Party is a party, except for the prior approval of the FTC and except for such notices, filings, authorizations, consents or approvals as would not have an adverse effect in any material respect on the ability of any Seller Party to consummate the transactions contemplated hereby.

                  (iii) Noncontravention. Except for prior approval of the FTC, if applicable, or as contemplated by Section 5(g) and for filings specified in
Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of any Transaction Agreement to which any Seller Party (other than the Acquired Companies) is a party, the compliance by any such Seller Party with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) any Law to which any such Seller Party is subject or any provision of its Organizational Documents, or (B) any agreement or permit to which any such Seller Party is a party or by which it is bound or to which any of its assets or properties are subject, or
(C) any order of any Governmental Authority applicable to any such Seller Party or by which any of the properties or assets of such Seller Party are bound, except for any such violation, default or right of termination or cancellation as would not have an adverse effect in any material respect on the ability of any Seller Party to consummate the transactions contemplated hereby.

                  (iv) Brokers' Fees. No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Acquired Company could become liable or obligated.

        (b) Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

                  (i) Organization of the Buyer. Each Buyer Party is a limited partnership, limited liability company or corporation duly organized, validly existing, and in good standing under the Laws of its state of organization. Each Buyer Party is duly qualified or authorized to do business and is in good standing under the Laws of each state which requires such qualification, except where the lack of such qualification would not have an adverse effect in any material respect on the ability of any such Buyer Party to consummate the transactions contemplated hereby. Each Buyer Party has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it, except where the lack of such power and authority would not have an adverse effect in any material respect on the ability of any such Buyer Party to consummate the transactions contemplated hereby.

                  (ii) Authorization of Transaction. Each Buyer Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Buyer Party is a party and to perform its obligations thereunder. The execution and delivery of each of the Transaction Agreements to which any Buyer Party is a party and the consummation of the transactions contemplated thereby have been duly authorized by all required entity action on the part of each such Buyer Party. This Agreement has been, and each of the other Transaction Agreements to which any Buyer Party is a party will be at or prior to the Closing, duly and validly executed and delivered by such Buyer Party, and each Transaction Agreement to which any Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as contemplated by Section 5(g) and as set forth on Schedule 3(b)(ii), no Buyer Party need give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Buyer Party is a party, except for the prior approval of the FTC and except for such notices, filings, authorizations, consents or approvals as would not have an adverse effect in any material respect on the ability of any Buyer Party to consummate the transactions contemplated hereby.

                  (iii) Noncontravention. Except for the prior approval of the FTC or as contemplated by Section 5(g) and for filings specified in Schedule 3(b)(ii) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of any Transaction Agreement to which any Buyer Party is a party, the compliance by any such Buyer Party with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) any Law to which such Buyer Party is subject or any provision of its Organizational Documents, or (B) any agreement or permit to which any such Buyer Party is a party or by which it is bound or to which any of its assets or properties are subject, or (C) any order of any Governmental Authority applicable to any such Buyer Party or by which any of the properties or assets of such Buyer Party are bound, except for any such violation, default or right of termination or cancellation as would not have an adverse effect in any material respect on the ability of any Buyer Party to consummate the transactions contemplated hereby.

                  (iv) Brokers' Fees. No Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  (v) Investment. The Buyer is not acquiring the Acquired Company Equity Interests with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Buyer is familiar with investments of the nature of the Acquired Company Equity Interests, understands that this investment involves substantial risks, has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Company Equity Interests, and is able to bear such risks. The Buyer has had the opportunity to visit with the Seller and its applicable Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Acquired Companies, has received (to the Buyer's knowledge) all materials, documents and other information in the possession of the Seller and its Affiliates that the Buyer deems necessary or advisable to evaluate the Acquired Companies, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Companies, including its own estimate of the value of the Acquired Companies.

                  (vi) Availability of Funds. The Buyer has, or will have as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement. The ability of the Buyer to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

4. Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired Companies and Acquired Company Assets. The Seller
represents and warrants to the Buyer as follows provided, however, that, except with respect to Section 4(b), any representation or warranty given in this
Section 4 with respect to the Blue Water Plant or the assets, properties, obligations, activities and other matters relating to the Blue Water Plant shall be deemed to be made to the Seller's Knowledge):

        (a) Organization, Qualification, and Company Power. Dauphin is a limited liability company duly organized, validly existing and is in good standing under the laws of the State of Delaware. As of the date of this Agreement, CFS is a corporation and, assuming the conversion contemplated by this Agreement has occurred, CFS is a limited liability company or limited partnership duly organized, validly existing and is in good standing under the laws of the State of Delaware. Sabine is a general partnership duly organized and validly existing under the laws of the State of Texas. Each of CFS and Dauphin is duly qualified or authorized to do business and is in good standing under the Laws of the States of Texas and Louisiana. Each Acquired Company has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it in the States of Texas and Louisiana. The Seller has provided the Buyer with complete copies (including all amendments, restatements and other modifications) of the Organizational Documents of each Acquired Company as in effect on the date of this Agreement and the form of the conversion documents relating to the conversion of CFS contemplated by this Agreement.

        (b) Capitalization.

                  (i) The capitalization of the Acquired Companies on the Closing Date will be as follows:

                        (A) Field Services Holding will own (beneficially and of record) the CFS Interest.

                        (B) Field Services Holding will own (beneficially and of record) the Dauphin Interest.

                        (C) CFS will own (beneficially and of record) the Sabine 80% Interest.

                        (D) Dauphin will own (beneficially and of record) the Sabine 20% Interest.

                  (ii) The Acquired Company Equity Interests have been duly authorized, and are validly issued and fully paid and (except with respect to the general partner interests or as set forth to the contrary in the applicable governing documents) non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws, partnership Laws and general corporation Laws of the Acquired Companies' state of formation, and as created by the Organizational Documents of the Acquired Companies, (x) the Acquired Company Equity Interests are each held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any Equity Interest of any of the Acquired Companies. Except as provided in the Organizational Documents of any Acquired Company, no Seller Party is party to any voting trusts, proxies, or other agreements or understandings with respect to the voting, redemption, sale, transfer or other disposition of any Equity Interest of any of the Acquired Companies.

                  (iii) No Equity Interests. Other than any Acquired Company Equity Interest, none of the Acquired Companies own, directly or indirectly (and the Acquired Company Assets do not include), any Equity Interest in any other Person.

                  (iv) The Seller has provided the Buyer with a true and complete copy of the Organizational Documents (including each and every amendment thereof) of each of the Acquired Companies.

                  (v) The Acquired Company Equity Interest Assignment will transfer to the Buyer good and indefeasible title to the Acquired Company Equity Interests, free and clear of any and all Encumbrances.

        (c) Noncontravention. Except for the approval of the FTC, if applicable, or as contemplated by Section 5(g) or as set forth in Schedule 4(c), neither the execution and delivery of any Transaction Agreement, the compliance with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in the imposition of any Encumbrance (except any created by any Transaction Document) on any of the Acquired Company Equity Interests or any of the Acquired Company Assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) any material Law to which any of the Acquired Companies or any of the Acquired Company Assets is subject or any provision of the Organizational Documents of any of the Acquired Companies, or (ii) any material agreement (excluding Rights of Way and Plant Land) or permit to which any of the Acquired Companies, any of the Acquired Company Equity Interests or any of the Acquired Company Assets is subject, or (iii) any order of any Governmental Authority applicable to any Acquired Company, any of the Acquired Company Equity Interests or any of the Acquired Company Assets.

        (d) Changes. Except (i) as set forth in Schedules 4(d) and 4(l), (ii) with respect to the Reorganization Transactions and (iii) as otherwise permitted by this Agreement, from June 30, 2005 to the date of this Agreement:

                  (i) the Acquired Company Assets, taken as a whole, have been operated and maintained in the Ordinary Course of Business;

                  (ii) the Acquired Companies, taken as a whole, have conducted their respective businesses only in the Ordinary Course of Business;

                  (iii) there has been no purchase, sale, exchange or lease of any property, plant or equipment of any Acquired Company, other than those not exceeding net proceeds of one million dollars ($1,000,000) in the aggregate;

                  (iv) there has not been any change, event or loss affecting any Acquired Company that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; and

                  (v) there has been no contract, commitment or agreement to do any of the foregoing, except as expressly permitted by this Agreement.

        (e) Legal Compliance; Permits. To the Seller's Knowledge, currently and since December 31, 2002, each Acquired Company has complied and is in compliance with all applicable Laws of all Governmental Authorities. Neither Seller nor any Acquired Company has received any written notice of or has been charged with the violation of any material Laws applicable to the Acquired Company Assets. To the Seller's Knowledge, the Acquired Companies currently have all material Permits that are necessary to operate the Acquired Company Assets and the operations related thereto in the Ordinary Course of Business, all such Permits are in full force and effect, and no Acquired Company is in material default or violation

(and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any such Permits. Notwithstanding the previous sentences, the Seller makes no representations or warranties in this Section 4(e) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller are set forth in Sections 4(f) and 4(i), respectively.

         (f) Tax Matters. Except as set forth in Schedule 4(f):

                  (i) To the Seller's Knowledge, the Acquired Companies have timely filed all Tax Returns with respect to the Acquired Companies and the Acquired Company Assets that they were required to file and such Tax Returns are accurate in all material respects. All Taxes (whether or not shown on any Tax Return) required to be paid by any of the Acquired Companies or with respect to the Acquired Company Assets have been paid.

                  (ii) The Acquired Companies have duly complied with all withholding Tax and Tax deposit requirements;

                  (iii) None of the Acquired Companies are under investigation, audit or examination by any Governmental Authority, and there are no claims or proceedings now pending or threatened against the Acquired Companies with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax;

                  (iv) There are no liens on any of the Acquired Company Assets related with any failure (or alleged failure) to pay any Tax;

                  (v) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to any of the Acquired Companies;

                  (vi) To the Seller's Knowledge, all material Acquired Company Assets have been included on the property tax rolls of the Tax jurisdictions in which the property is located and there is no omitted property in such jurisdictions; and

                  (vii) None of the Acquired Companies (other than CFS prior to the conversion contemplated in this Agreement) have elected to be taxed or are subject to being taxed as a corporation for federal income tax purposes.

         (g) Contracts and Commitments. Included in Schedule 4(g)(i) is a description of each Acquired Company Contract (excluding Rights of Way and Plant
Land) existing on the date of this Agreement that fits into the categories described in (i) - (xii) below (such Acquired Company Contracts are, collectively, the "Material Contracts"):

                  (i)(A) any that resulted in aggregate payments by an Acquired Company of more than two million five hundred thousand ($2,500,000) dollars during the twelve months ending December 31, 2004 (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues), or (B) are reasonably expected (regardless of the term) to result in aggregate payments by an Acquired Company of $2,500,000 or more in either calendar years 2005 or 2006;

                  (ii) (A) any that resulted in aggregate revenues to an Acquired Company of more than: (1) two million five hundred thousand ($2,500,000) dollars during the twelve months ending December 31, 2004 (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues), or (B) are reasonably expected (regardless of the term) to result in aggregate revenues by an Acquired Company of $2,500,000 or more in either calendar years 2005 or 2006;

                  (iii) any hydrocarbon purchase and sale, transportation, processing or similar agreement of an Acquired Company that is not terminable on one hundred eighty (180) days or less notice or that has a remaining term of more than one hundred eighty (180) days;

                  (iv) any that is an indenture, mortgage, loan, credit or sale-leaseback or similar financial agreement or any other agreement representing indebtedness for borrowed monies where an Acquired Company is a borrower or a guarantor;

                  (v) any that constitutes a lease under which an Acquired Company is the lessor or the lessee of real or personal property, which lease
(A) cannot be terminated by such Acquired Company without penalty upon one hundred eighty (180) days or less notice and (B) involves an annual base rental of more than five hundred thousand ($500,000) dollars;

                  (vi) any between an Acquired Company, on the one hand, and the Seller and its Affiliates (other than the Acquired Companies or any current officer or director of any Acquired Company), on the other hand, all of which are listed on Schedule 4(g)(vi);

                  (vii) any with respect to any swap, forward, future or derivative transaction or option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction;

                  (viii) any entered into on or after December 31, 2004 for the sale of any of the assets of any Acquired Company (other than Product Inventory sold in the Ordinary Course of Business), for consideration in excess of five million dollars ($5,000,000);

                  (ix) each agreement that limits or purports to limit the ability of an Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time that will not expire upon consummation of the transactions contemplated by this Agreement and that is not cancelable without penalty or further payment and without more than 30 days' notice; and

                  (x) any under which an Acquired Company provides a guaranty or an indemnity with respect to any obligation of any Person other than an Acquired Company.

Except as set forth on Schedule 4(g)(ii) and except for any such matters that would not be material, there exists no breach or default under any Material Contract or New Contract by any Acquired Company or, to the Seller's Knowledge, by any other Person that is a party to such contract. Except as set forth on
Schedule 4(g)(ii) and except for any matter that would not be material, to the Seller's Knowledge no event has occurred that with notice or lapse of time or both would reasonably be expected to constitute a default under any Material Contract or New

Contract by any Acquired Company or, by any other Person who is a party to such contract. No Acquired Company has received any written notice of any material default under any Material Contract or New Contract, and no Acquired Company has received from any other party to any Material Contract or New Contract any written notice of such party's intent to terminate any such Material Contract. The Seller has furnished or made available to the Buyer a true and correct copy of each Material Contract and New Contract, and each written amendment thereto. To the Seller's Knowledge, each Material Contract and New Contract is in full force and effect and is valid, in each case according to its terms.

         (h) Litigation. Schedule 4(h) sets forth each instance in which any of the Acquired Companies or any of the Acquired Company Assets (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is the subject of any judicial, administrative or arbitral action, suit, or hearing pending before any Governmental Authority or (C) to the Seller's Knowledge, threatened material claim, demand, or notice of violation or liability from any Person or any investigation or similar proceeding by any Governmental Authority.


         (i) Environmental Matters. (i) To the Seller's Knowledge, except as set forth in Schedule 4(i): (a) since December 31, 2002, the Acquired Companies and their respective businesses, operations, and properties have been and are in material compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the Acquired Companies under material Environmental Laws (the "ENVIRONMENTAL PERMITS"); (b) since December 31, 2003, the Acquired Companies have obtained or filed for all material Environmental Permits for their respective businesses, operations, and properties as they currently exist and all such Environmental Permits are currently in full force and effect; (c) the Acquired Companies and their respective businesses, operations, and properties are not subject to any pending or material threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no material releases or threatened releases of Hazardous Substances on, under or from the properties of the Acquired Companies; and (e) the Acquired Companies have not received any written notice asserting an alleged liability or obligation under any Environmental Laws against the Acquired Companies with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the Acquired Companies. To the Seller's Knowledge, the Seller has made available to the Buyer complete copies of each report, study, assessment or similar document (including any drafts that were prepared by consultants and presented but not finalized) prepared with respect to any property or asset (owned now) of any Acquired Company. To the Seller's Knowledge, except for those made available, no other such reports have been prepared for any Acquired Company or any of their properties during the last four years.

         The Seller does not make any representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i).

         (j) Title to the Acquired Company Assets. Each Acquired Company has good and marketable title to all of its respective Acquired Company Assets, in each case free and clear of all Encumbrances, except (w) for Permitted Encumbrances, (x) for Encumbrances disclosed on Schedule 4(j), (y) with respect to claims that are not by, through or under such Acquired

Company, the Seller or any Seller Affiliate, and (z) with respect to Rights of Way. To the Seller's Knowledge, each Acquired Company has good and marketable title to all of its respective Acquired Company Assets constituting Rights of Way, in each case, free and clear of all Encumbrances, except (1) for Permitted Encumbrances, (2) for Encumbrances disclosed on Schedule 4(j), and (3) with respect to claims that are not by, through or under such Acquired Company, the Seller or any Seller Affiliate.

         (k) Potential Preferential Purchase Rights. Except as set forth on
Schedule 4(k), there are no preferential purchase rights, rights of first refusal, options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Acquired Company Equity Interests, or any of the assets or properties of the Acquired Companies, in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement.

         (l) Financial Information. Schedule 4(l) sets forth (x) the unaudited combined balance sheets and related combined statements of operations and cash flows of CFS and Dauphin as of December 31, 2004 and 2003 and for the years then ended and (y) the unaudited combined balance sheet and related combined statements of operations and cash flows of CFS and Dauphin as of June 30, 2005 and for the six months then ended. To the Seller's Knowledge, each set of unaudited financial information contained in Schedule 4(l) (1) was extracted from the corporate financial records of the applicable Person, which records are maintained on the same basis on which the Seller maintains its corporate financial records for similarly sized and situated Persons, (2) was generally maintained and prepared in accordance with GAAP concepts (except as set forth therein and except for the absence of footnotes, year-end adjustments, periodic accrual adjustments, transactions and entries typically eliminated in consolidation, the allocation of overhead, and the effects of the Reorganization Transactions), (3) reasonably presents, in all material respects, the financial information depicted therein as of the dates and for the periods indicated and
(4) contains the primary information used by management to evaluate the financial performance of the Acquired Companies.

         (m) Employee Matters. None of the Acquired Companies has any employees. No Acquired Company has ever been a party to any labor or collective bargaining agreement. No Acquired Company has at any time maintained, contributed to or been an adopting employer of any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or any other plan, program or policy of deferred compensation, fringe benefits or other compensatory arrangements (written or unwritten) for any employees. No Acquired Company is liable for any contributions, withdrawal liability, premiums or other obligations under ERISA pertaining to any employee benefit plan of the Seller or any of its Affiliates.

         (n) Regulatory Matters. No Seller Party or Acquired Company is subject to regulation as (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder; or (iii) a "natural gas company," as defined in the Natural Gas Act of 1938, as amended.

         (o) No Unrecorded Obligations. Except for Unrecorded Obligations: (i) disclosed, reflected or reserved against on the face of the balance sheet for the six months ended June 30, 2005 that are included in the financial information contained in Schedule 4(l); (ii) incurred in the Ordinary Course of Business after June 30, 2005; (iii) arising from the execution, delivery or performance of this Agreement or any other agreement contemplated hereby; or
(iv) disclosed on any Schedule to this Agreement, to the Seller's Knowledge, none of the Acquired Companies has any material Unrecorded Obligations.

         (p) Intellectual Property. Schedule 4(p) sets forth all Intellectual Property used by any Acquired Company in the conduct of its business. Except as set forth on Schedule 4(p), the Acquired Companies own or have valid licenses to use all such Intellectual Property. Except as set forth on Schedule 4(p), no Intellectual Property used by any of the Acquired Companies is the subject of any challenge received by any of the Acquired Companies in writing, and to the Seller's Knowledge, no such challenge has been threatened.

         (q) Sufficiency of the Acquired Company Assets. Except as otherwise set forth in this Agreement (including the Reorganization Transactions), to the Seller's Knowledge, the Acquired Company Assets constitute all of the assets (excluding Rights of Way), taken as a whole, that generated the financial results reflected in the financial information contained in Schedule 4(l) and attributable to the twelve months ending December 31, 2004 and the six months ending June 30, 2005.

         (r) Bank Accounts. None of the Acquired Companies maintain any bank accounts.

         (s) Bonds; Guarantees. Except as listed on Schedule 4(s), there are no bonds, guarantees or other forms of credit support or similar arrangements provided by the Seller or its Affiliates (other than the Acquired Companies) for the benefit of the Acquired Companies.

         (t) Eunice Matters. After giving effect to the Eunice Enron Termination Agreement, there are no written amendments, supplements or modifications to the original Eunice Lease Documents other than as described in the definition of "Eunice Lease Documents." There are no Contract Assignments (as defined in the Eunice Participation Agreement) other than the Contract Assignment delivered with the original Eunice Participation Agreement. No Additional Notes (as defined in the Eunice Participation Agreement) have been issued by the Owner Trustee (as defined in the Eunice Participation Agreement) or its predecessors.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

         (a) General. The Buyer shall use its commercially reasonable efforts to satisfy the Seller's conditions to closing in Section 7(b). The Seller shall use its commercially reasonable efforts to satisfy the Buyer's conditions to closing in Section 7(a).

         (b) Notices, Consents and Audited Financial Statements.

                  (i) The Seller shall use commercially reasonable efforts to obtain the satisfaction of all Notice and Consent Requirements (other than with respect to those set forth on Schedules 3(b)(ii) or 3(b)(iii) or required under the HSR Act or FCC Regulations) on or prior to the Closing Date. The Buyer shall use commercially reasonable efforts to obtain all Notice and Consent Requirements with respect to those set forth on Schedules 3(b)(ii) and 3(b)(iii) (other than with respect to those required under the HSR Act or FCC Regulations). Each Party agrees to use commercially reasonable efforts to cooperate with and assist the other Party in satisfying the Notice and Consent Requirements for which the other Party is responsible. The Seller's obligations under the immediately preceding sentence shall survive for 90 days after the Closing. Each Party hereby acknowledges and agrees that the failure to obtain the satisfaction of any Notice and Consent Requirement, except for the Required Consents or those under the HSR Act or the Eunice Lease Documents (to the extent provided in this Agreement), shall not delay or otherwise prohibit the occurrence of the Closing or the consummation of the transactions contemplated by this Agreement. The Seller shall pay all Adverse Consequences arising from or attributable to the failure to obtain the satisfaction of any Notice and Consent Requirements required under FCC Regulations, and the Buyer shall pay for all other Adverse Consequences arising from or attributable to the failure to obtain the satisfaction of any Notice and Consent Requirements that do not constitute a condition to Closing under Section 7 of this Agreement, including any license requirements relating to the GLM Assignment.

                  (ii) To the extent required by the SEC, the Seller agrees to use commercially reasonable efforts to prepare audited financial statements relating to the Acquired Company Assets for the fiscal years 2002, 2003, 2004, including combined balance sheets as of December 31, 2004 and 2003 and the combined statements of operations, cash flows and owners' equity for each of the three years ending December 31, 2004, 2003 and 2002, and provide unaudited combined and comparative interim financial statements as of and for the period ending in 2005 through Closing; provided that, the Buyer will use commercially reasonable efforts, in consultation with the Seller to request pre-clearance relief from the SEC for registration of the Buyer on the basis of audited statements of revenues and direct operating expenses of the Acquired Company Assets; provided further, that in the event the SEC grants such pre-clearance relief, the Seller shall only be obligated to use its commercially reasonable efforts to prepare those combined financial statements and related data consistent with such SEC relief. The Seller will: (A) request that their auditors consent to allow the Buyer to use such audited financial statements in the Buyer's filings with the SEC (and will use its commercially reasonable efforts to obtain such consent), (B) cause their auditors to review the combined and comparative interim unaudited financial statements, (C) direct its auditors to provide the Buyer's auditors access to the auditors' work papers, and (D) use commercially reasonable efforts to provide other financial information reasonably requested by the Buyer. The Buyer shall pay and/or reimburse the Seller for all reasonable costs incurred in connection with the preparation of financial information referenced in this Section 5(b)(ii), if the Closing occurs or if the Closing does not occur for any reason other than the default under this Agreement by the Seller.

         (c) Operation of Business. From the date of this Agreement to the Closing Date, the Seller shall not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement, including Section 5(k), or as contemplated by
Schedule 5(c), cause or (to the extent any Seller Party or its Affiliate has the Legal Right) permit any of the Acquired Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or, with respect to the assets and operations of the Acquired Companies, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement, including Section 5(k) or as contemplated by Schedule 5(c), to the extent the Seller has the Legal Right, the Seller shall not, and shall cause the Acquired Companies not to, do or agree to do any of the following from the date of this Agreement to the Closing Date:

                  (i) issue, sell, pledge, dispose of, transfer, grant, encumber, or authorize the issuance, sale, pledge, disposition, transfer or grant of its Equity Interests or any Commitments with respect to its Equity Interests, or grant (other than the terms currently provided in the Organizational Documents of any Acquired Company), any Encumbrance upon its Equity Interests;

                  (ii) cause or allow any Acquired Company Asset to become subject to a Lien, except for Permitted Encumbrances;

                  (iii) execute, amend or terminate (other than the expiration thereof in accordance with its terms) any material Acquired Company Contract, except to the extent that any such amendment occurs in the Ordinary Course of Business and does not materially affect such contract, or enter into any agreement that, if in effect on the date of this Agreement, would have constituted a Material Contract;

                  (iv) (A) acquire (including by merger, consolidation or acquisition, in whole or in part, of Equity Interests or assets) any corporation, partnership, limited liability company or other Person or any division thereof or any material amount of assets on behalf of the Acquired Companies; (B) enter into any material joint venture, partnership or similar arrangement; (C) incur any Obligations for borrowed money or any guarantee of indebtedness of any Person or make any loans or advances, except for intercompany borrowing in the Ordinary Course of Business among the Acquired Companies and/or the Seller and its Affiliates (including pursuant to the Cash Pooling Arrangements); or (D) except for the Retained Assets, sell, lease or otherwise dispose of any of its material property or assets other than sales of goods or services in the Ordinary Course of Business;

                  (v) declare, set aside, make or pay any dividend or other distribution (other than cash) in respect of the Equity Interests in the Acquired Companies that are not made pursuant to the Cash Pooling Arrangements, or repurchase, redeem or otherwise acquire any outstanding units of membership interest, stock, partnership interests or other ownership interests in any of the Acquired Companies;

                  (vi) effect any liquidation (complete or partial), dissolution, restructuring (other than as contemplated in Section 5(k)) recapitalization, reclassification or like change in the capitalization of any of the Acquired Companies;

                  (vii) amend in any material respect the Organizational Documents of any Acquired Company;

                  (viii) with respect to Eligible Employees (except to the extent such action constitutes a Retained Asset or is done in the Ordinary Course of Business): (1) modify the annual level of compensation of any Eligible Employee, (2) grant any bonus, benefit or other direct or indirect compensation to any Eligible Employee, (3) materially increase the coverage or benefits available (or reduce the employees' allocable share of costs or premiums) under any benefit plan or create any new severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any employee or otherwise modify or amend or terminate any such plan or arrangement or (4) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any of the Acquired Companies is a party and involving an Eligible Employee, except, in each case, as required by applicable Law from time to time in effect or by the terms of any benefit plans as in effect on the date hereof;

                  (ix) cancel or compromise any material debt or claim of any of the Acquired Companies, or settle or agree to settle any action to which any of the Acquired Companies is a party where the terms of such settlement or agreement adversely impact the Acquired Companies or the operation of their assets or business after such settlement or agreement;

                  (x) enter into any commitment for capital expenditures of any of the Acquired Companies in excess of $2,000,000 for all commitments in the aggregate that will not be paid before Closing and for reasonable capital expenditures made in connection with any emergency or force majeure events affecting any of the Acquired Companies;

                  (xi) enter into any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations; and

                  (xii) change any tax elections or, except to the extent done in the Ordinary Course of Business, change any accounting principles or practices used by the Acquired Companies except as: (1) required by Law or GAAP, and (2) with prior written notice to the Buyer;

         (xiii) allow any material Permits held by any of the Acquired Companies to terminate or lapse; or

provided, that notwithstanding any provision of this Section 5(c), each Acquired Company shall be entitled to make or incur capital expenditures in accordance with the terms of the Organizational Documents relating to the Blue Water Plant and the capital expenditures budget set forth on Schedule 5(c)(x).

         (d) Affirmative Covenants. Except as expressly contemplated by this Agreement, including Section 5(k) or as contemplated by Schedule 5(c), to the extent the Seller has the Legal Right, the Seller shall, and shall cause the Acquired Companies to, do the following from the date of this Agreement to the Closing Date:

                  (i) use its commercially reasonable efforts to (1) preserve in all material respects its present business, operations, organization and goodwill and (2) preserve its present relationships with customers and suppliers;

                  (ii) maintain and repair in the Ordinary Course of Business the operating assets of the Acquired Companies, normal wear and tear excepted;

                  (iii) provide the Buyer with copies of any amendments of Organizational Documents of any Acquired Company that are not otherwise prohibited by Section 5(c)(vii); and

                  (iv) except with respect to the matters set forth on Schedule 4(i), make reports to the Louisiana DEQ with respect to any violations of Environmental Laws relating to air quality discovered by the Seller in the Ordinary Course of Business.

         (e) Damage or Condemnation. If, before Closing, any part of the Acquired Company Assets are damaged or destroyed, or are condemned, or if proceedings are filed for condemnation or under the right of eminent domain that results in damage, destruction or condemnation of property with an Allocated Value in the aggregate of (i) 10% or less of the Purchase Price, the Purchase Price shall be reduced by such amount, the Parties shall be obligated to proceed with the Closing, and the Seller shall retain, or to the extent received by any Acquired Company or the Buyer following the Closing, the Buyer or such Acquired Company shall pay to the Seller, all property casualty insurance proceeds relating to such damage, destruction or condemnation, and (ii) more than 10% of the Purchase Price, the Buyer shall not be obligated to Close, provided that, in lieu of electing not to close, the Buyer may elect: (x) to offer to extend the date for Closing to allow the Seller the opportunity (in the Seller's sole discretion) to repair or replace, or to cause the repair or replacement of, any such damaged or destroyed assets; or (y) accept the Acquired Company Equity Interests, notwithstanding any such destruction, taking, or pending or threatened taking (without reduction of the Purchase Price therefor), in which case the Seller shall pay to the Buyer all property casualty insurance proceeds actually received by the Seller or any of its Affiliates that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Seller and its Affiliates by reason of the destruction, or taking of such assets, to the extent such sums are not committed, used or applied by the Seller or any of its Affiliates prior to the Closing Date to repair, restore or replace such damaged or taken assets, and shall assign and transfer to the Buyer, or subrogate the Buyer to, all of the right, title and interest of the Seller and its Affiliates in and to any such unpaid awards or other payments arising out of the destruction, taking, or pending or threatened taking that are actually received by the Seller or any of its Affiliates and that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Seller and its Affiliates. If any such payments payable to the Buyer under this Section 5(e) are not assignable, the Seller will collect such payments at the Buyer's expense and remit all such amounts, less any related expenses, to the Buyer as such are collected. Prior to the Closing, the Seller shall not compromise, settle or adjust any amounts payable to the Buyer under clause (y) above, without first obtaining the written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. The Buyer's election under this Section 5(e) shall expire twenty (20) days after the earlier to occur of the date this Agreement terminates or the date on which the Buyer receives written notice from the Seller describing in reasonable detail the nature and amount becomes aware of such damage, destruction or proposed condemnation.

         (f) Access.

                  (i) Books and Records. To the extent they have the Legal Right, the Seller shall permit, and shall cause its Affiliates to permit, representatives of the Buyer to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller and its Affiliates, to all personnel, books, records (including Tax Records), contracts, and documents of or pertaining to any of the Acquired Companies, excluding such files, books, records, information and data constituting Retained Assets. Without limiting the foregoing, the Seller agrees to continue to make the information and data in the electronic data room available to the Buyer. All investigations and due diligence conducted by the Buyer or any of its representatives shall be conducted at the Buyer's sole cost, risk and expense. To the extent they have the Legal Right, the Seller shall, and shall cause the Acquired Companies and their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to, use commercially reasonable efforts to cooperate with the Buyer and the Buyer's representatives in connection with such investigation and examination.

                  (ii) Site Access.

                           (A) Subject to the terms and conditions of this
Agreement, the Seller (with respect to the Blue Water Plant, to the extent it has the Legal Right) hereby grants to the Buyer and the Buyer Diligence Representatives the right to enter upon the Acquired Company Assets for the purpose of making, and hereby grants to the Buyer and the Buyer Diligence Representatives, the right to make, a reasonable examination and inspection of the Acquired Company Assets, together with any activities incidental thereto (the "ACCESS RIGHT"); provided, however, that the Access Right and any environmental examination conducted in connection therewith shall not permit the Buyer to conduct any invasive procedures (collectively, such examination, inspection and incidental activities, as so qualified, are the "DILIGENCE ACTIVITIES"). Neither the Buyer nor any Buyer Diligence Representative shall engage in any activities on the Acquired Company Assets other than the Diligence Activities.

                           (B) The Buyer shall provide the Seller reasonable
written notice of the date and time on which the Diligence Activities are expected to be conducted.

                           (C) During all periods that the Buyer and/or the
Buyer Diligence Representatives are on the Acquired Company Assets to conduct the Diligence Activities, and for a one-year period thereafter, the Buyer and the Buyer Diligence Representatives shall maintain policies of insurance, at its sole cost and expense and with insurers reasonably satisfactory to the Seller as provided in Schedule 5(f)(ii). Coverage under all insurance required to be carried by the Buyer hereunder shall (w) be primary insurance, (x) list the Seller as a "loss payee" or "additional insured" (as applicable), (y) waive subrogation against the Seller and (z) provide for thirty (30) days prior notice to the Seller in the event of cancellation or modification of the policy or reduction in coverage. The Buyer and the Buyer Diligence Representatives shall provide evidence of such insurance to the Seller prior to exercising their Access Rights.

                           (D) The Diligence Activities shall occur at
reasonable times, in a manner so as not to unreasonably interfere with the normal business operations of the Seller, its Affiliates or any other Person. The Seller shall have the right to accompany the Buyer and/or the Buyer Diligence Representatives whenever they are on site on the Acquired Company Assets. Buyer and/or the Buyer Diligence Representatives shall coordinate any inspection or assessment so as to minimize any inconvenience to or interruption of the conduct of business of the Acquired Companies and its Affiliates. The Buyer and/or the Buyer Diligence Representatives shall abide by any relevant Person's safety rules, regulations and operating policies while conducting any Activities.

                           (E) Except insofar as reasonably necessary to carry
out the Diligence Activities, all vehicles brought by the Buyer and the Buyer Diligence Representatives onto the Acquired Company Assets will be restricted to existing roadways, if any, on the Acquired Company Assets.

                           (F) All Diligence Activities conducted or performed
by the Buyer and the Buyer Diligence Representatives on the Acquired Company Assets shall be conducted and performed in material compliance with all applicable Laws, including Environmental Laws.

                           (G) The Diligence Activities shall be conducted at
the Buyer's sole cost, risk and expense. Upon completion of the Diligence Activities, the Buyer shall at its sole cost and expense and without any cost or expense to the Seller or its Affiliates, (w) repair all damage done to the Acquired Company Assets in connection with the performance of the Diligence Activities by the Buyer and the Buyer Diligence Representatives, (x) restore the Acquired Company Assets to the approximately same or better condition than they were prior to commencement of the Diligence Activities, (y) remove all equipment, tools or other property brought onto the Acquired Company Assets by the Buyer and the Buyer Diligence Representatives in connection with the Diligence Activities and (z) return all documents and copies of documents pertaining to the Acquired Company Assets.

                           (H) The Access Right shall remain in full force and
effect until the earlier to occur of (w) the date on which the Buyer notifies the Seller in writing that the Buyer or any Buyer Diligence Representative is not continuing to perform with reasonable diligence any Diligence Activities on the Acquired Company Assets, (x) the date on which the Buyer materially breaches or violates any of the covenants or agreements contained in this Section 5(f)(ii); provided that such Access Rights will resume when the Buyer provides reasonable assurance that such breach or violation will not occur again and any continuing breach or violation is cured, (y) the date this Agreement is terminated pursuant to Section 10 or (z) the Closing Date.

         (g) HSR Act. The Parties shall prepare, as soon as is practicable, but in any event within ten (10) business days following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act. The Parties shall submit such filings to the appropriate Governmental Authority as soon as practicable after the execution hereof for filings under the HSR Act. The Parties shall request early termination of the waiting period under the HSR Act for the HSR Act filing, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. The Parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority. The Buyer and the Seller agree to take all actions that may be required by the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, except agreeing to sell, hold separate or otherwise dispose of any business or assets so required to be sold, held separate or disposed of by the FTC. The Buyer shall pay 100% of all filing fees in connection with all filings under the HSR Act.

         (h) Intercompany Transactions. Those agreements listed on Schedule 4(g)(vi) that are also listed on Schedule 5(h)(i) shall be terminated as of the Closing, in such manner as the Seller or its applicable Affiliates shall specify, without imposing liabilities or expenses upon the Buyer, and none of the parties to such agreements shall have any further liability or obligation in respect of any such transaction or arrangement. The Seller shall have the right to settle any and all intercompany balances at any time (and from time to time) up to and at the Closing in any manner as it so chooses, including payment, offset, capitalization or otherwise; provided that, such settlements shall be appropriately reflected in the calculation of Working Capital.

         (i) Notices and Effect of Supplements to Schedules. Each Party will, promptly upon becoming aware of any fact, matter, circumstance or event, which fact, matter, circumstance or event arose either (x) on or prior to the date hereof or (y) after the date hereof but prior to the Closing, in any case, (i) causing or that reasonably could cause either Party to be in breach or violation of any of its representations, warranties, covenants or agreements under this Agreement, give notice to such other Party with respect to such fact, matter, circumstance or event, or (ii) requiring supplementation or amendment of the schedules provided by the Parties attached hereto, supplement or amend such schedules to this Agreement to reflect any fact, matter, circumstance or event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such schedules which were or have been rendered inaccurate thereby. Each Party will notify the other Party promptly after the discovery by such Party that any representation or warranty of the other Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. No such supplement or amendment will amend or modify this Agreement or the Schedules in any way for any purpose.

         (j) Eligible Employees.

                  (i) Eligible Employees; Access. Schedule 5(j) contains a list of each employee of the Seller or its Affiliates to whom the Buyer may offer employment (collectively, the "ELIGIBLE EMPLOYEES"), which list also indicates the Eligible Employees whom the Seller may need to retain or employ for a limited time (not to exceed 90 days) after the Closing to address transitional matters (collectively, the "POTENTIAL DELAYED HIRE ELIGIBLE EMPLOYEES").
Schedule 5(j) lists each current employee of the Seller and its Affiliates that are primarily involved in the businesses of the Acquired Companies. Schedule 5(j) also sets forth for each such employee, together with the years of service with the Seller or its Affiliates and any predecessors that are currently credited for the purpose of determining benefits for such employee. The Buyer shall have the right, but not the obligation, to enter into an employment

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

agreement with each Eligible Employee. In order that the Buyer may evaluate the possible employment of the Eligible Employees, two business days after the date of this Agreement for those applicable locations in Houston, Texas (and as soon thereafter as is reasonably practicable in all other applicable locations), the Buyer, shall be entitled (x) to access employee information relating to each Eligible Employee, to the extent permissible under applicable Laws (including any limitations applicable to medical or any other records), and (y) during normal business hours, to consult with the Eligible Employees; such consultation which will be scheduled to reasonably accommodate the schedules of both the Eligible Employee and the Seller. At any time on or before Closing, the Seller may add or delete individuals from the list of Eligible Employees as a result of the hiring or the voluntary or involuntary termination of Eligible Employees or similar circumstances involving Eligible Employees or to maintain the safe and efficient operation of the assets and may reclassify any Eligible Employee within the possible sub-classifications.

                  (ii) Offers of Employment. The Buyer shall have no obligation to offer employment to any Eligible Employee. If the Buyer chooses to offer employment to any Eligible Employee, the Buyer shall extend such offer within the thirty (30) day period immediately following the date of this Agreement. Any such offer shall include the following terms: the employment shall be (v) effective as of the relevant Transferred Employee Start Date, (w) on a full-time, if the relevant Eligible Employee had full-time status as of the date of this Agreement, or a part-time, if the relevant Eligible Employee had part-time status as of the date of this Agreement, basis, (x) at base salaries and wages to each such Eligible Employees no less favorable than the base salaries and wages of such Eligible Employees as of the date of this Agreement,
(y) with employee benefits that are no less favorable than those provided to similarly situated employees of the Buyer and its Affiliates immediately prior to Closing, and (z) at a location that does not require relocation by any of the Eligible Employees. Any offer to a Potential Delayed Hire Eligible Employee may be conditioned upon the Transferred Employee Start Date occurring no later than six months after the Closing Date. The Buyer will give each Eligible Employee to whom an offer of employment is made no less than seven (7) days from the date the offer is made to accept or reject the employment offer. The Buyer shall notify the Seller of each Eligible Employee that has accepted the offer of employment as promptly as possible after such indication, but in no event later than three (3) days prior to the Closing Date. The Buyer will, and will cause its applicable Affiliates to, evaluate and make hiring decisions with respect to the Eligible Employees in accordance with applicable Law. Nothing in this paragraph shall be construed to require the Buyer to provide post retirement medical benefits to the Eligible Employees.

                  (iii) Timing of Transfer. All Transferred Employees shall become employees of the Buyer or its Affiliates as of 12:00:01 a.m. of the respective local time where the Transferred Employees are located on the relevant Transferred Employee Start Date; provided, that if any Transferred Employee is on a leave of absence approved by the Seller or any of its Affiliates on what would otherwise be such employee's Transferred Employee Start Date, such employee shall not become an employee of the Buyer or its Affiliates on that date. Such employee's Transferred Employee Start Date shall be postponed until the first day of the month following the expiration of such leave, provided such employee is otherwise able to commence active employment and the Buyer's offer of employment remains in effect at that time. At such time, the Buyer and its Affiliates shall become responsible for payment of all salaries, wages and benefits and all other claims, costs, expenses, liabilities and other obligations relating to the employment of the Transferred Employees incurred from and after such time. The Seller or its Affiliate, as the case may be, shall be responsible for all salaries, wages, and benefits and all other claims, costs, expenses, liabilities and other obligations related to the employment or termination the Transferred Employees incurred prior to such time. For purposes of medical, dental, vision, disability and other similar benefits, a claim will be deemed to have been incurred upon the incurrence of a qualified expense for which reimbursement or payment is sought.

                  (iv) Participation in Plans. All Transferred Employees shall cease active participation in all plans, programs and arrangements of the Seller and its Affiliates relating to compensation and employee benefits as of 11:59 p.m. on the day immediately prior to the relevant Transferred Employee Start Date, and shall, from and after such time, be permitted to participate in the Buyer Plans. No liability arising under any Seller plan, program or benefit is assumed by the Buyer or any Buyer Plan, and any such liabilities of the Acquired Companies will be the responsibility of the Seller. Each of the Acquired Companies shall be deemed to have withdrawn from any such plan, program or benefit and each such plan, program or benefit shall be deemed terminated with respect to the Acquired Companies effective at such time and date.

                  (v) Credit for Service. To the extent that any Transferred Employees become eligible to participate in any Buyer Plan, for purposes of determining eligibility to participate and vesting, service with the Seller or its Affiliates shall be treated as service under such Buyer Plan other than Buyer's bonus program. Such credited service shall also be recognized for purposes of satisfying any pre-existing conditions, actively at work exclusions and waiting periods with respect to participation by and coverage of the Transferred Employees and their eligible dependents in the Buyer Plans. In addition, with respect to the Transferred Employees, the Buyer shall use its commercially reasonable efforts to cause all Persons administering or underwriting any Buyer Plans that are group health plans, at no out-of-pocket cost to the Buyer or the Acquired Companies, to (y) waive any pre-existing conditions, unless such conditions are excluded under the Seller's or the Buyer's group health plan, and so long as there is not a gap in creditable coverage of sixty-three (63) days or more, any waiting periods with respect to the Transferred Employees and their eligible dependents, and (z) waive any actively-at-work exclusions.

                  (vi) Termination.

                           (A) If the employment of any Transferred Employee is
terminated by the Buyer or its Affiliates within one year following the relevant Transferred Employee Start Date (other than for termination due to violation of generally applicable policies of such Persons or other circumstances reasonably constituting cause), then the Buyer shall, or shall cause such Affiliate to, provide such Transferred Employee with severance pay as set forth on Schedule 5(j)(vi) hereto.

                           (B) The Seller shall retain liability and
responsibility for the payment of severance benefits (if any), incurred on or prior to the Closing Date as a result of any Adverse Consequences, including the termination or transfer of employment of any current or past employee from the Seller or its Affiliates on or prior to the Closing Date; provided that, if the employment of any Retained Employee is terminated by the Seller or its Affiliates as a result of the transactions contemplated in this Agreement and the Buyer hires such terminated Retained Employee within one year following the Closing Date, the Buyer shall reimburse the Seller for the Prorated Retained Employee Severance Amount applicable to such Retained Employee.

                  (vii) Paid Time Off. With regard to vacation allowances, Transferred Employees shall be eligible to begin accruing vacation benefits as of the Transferred Employee Start Date, and the Buyer shall provide, or shall cause the Acquired Companies to provide, credit for each Transferred Employee's service with the Seller, the Acquired Companies and their respective Affiliates to the same extent as such service was recognized by each of them immediately prior to the Transferred Employee Start Date, provided that (i) the number of vacation days to which each Transferred Employee will be entitled following the Transferred Employee Start Date shall be determined exclusively under the Buyer's vacation policies; (ii) the number of vacation days available to any Transferred Employee under the Buyer's policies for its fiscal year that includes the Transferred Employee Start Date shall be pro-rated based on the number of days between the Transferred Employee Start Date and the last day of that fiscal year; and (iii) the Buyer will not provide any credit or compensation for unused vacation days accumulated with the Seller, any Acquired Company or their respective Affiliates. With regard to other paid time off, it is understood that the Buyer does not currently have a program of sick days or paid time off allowances and nothing in this Agreement shall be construed to require the Buyer to adopt any such program. Any liability for vacation days, hours or other vacation allowances, sick days or other paid time off accrued by Transferred Employees prior to the Transferred Employee Start Date shall be the responsibility of the Seller and the Seller agrees to pay each Transferred Employee for all accrued but not taken paid time off accrued under the Seller Plans through the Transferred Employee Start Date within thirty (30) days after the Transferred Employee Start Date. With regard to any other employee benefit plans of the Buyer or its Affiliates, Transferred Employees will receive credit for service on the same basis as other similarly situated employees of the Buyer or its Affiliates.

                  (viii) WARN Act. The Buyer will not engage within sixty (60) days after the Closing Date in a "plant closing" or "mass layoff" (as such terms are defined in the Worker Adjustment and Retraining Notification Act, as amended, or any similar state law) at any Facility.

                  (ix) Retained Employees. From the date of this Agreement until one year from and after the Closing Date, the Buyer agrees not to (and shall not permit any of its Affiliates to) solicit, offer employment to or employ any Retained Employee without the prior written consent of the Seller; provided that, the foregoing shall not prohibit general solicitations of employment not specifically directed toward such employees of the Seller or its Affiliates or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any such employee of the Seller or its Affiliates who presents himself or herself for employment without direct or indirect solicitation by the Buyer or any Affiliate of the Buyer. The Seller and its Affiliates may retain the services of any Retained Employee or terminate any such Retained Employee's employment at any time. The Seller and its Affiliates shall retain liability and be responsible for the Retained Employee Obligations. From the date of this Agreement until one year from and after the Closing Date, the Seller shall not, and shall cause its Affiliates not to, cause, solicit, induce or encourage any Transferred Employees to leave their employment with the Buyer or its Affiliates; provided that, the foregoing shall not prohibit general solicitations of employment not specifically directed toward such employees of the Buyer or its Affiliates or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any such employee of the Buyer or its Affiliates who presents himself or herself for employment without direct or indirect solicitation by the Seller or any Affiliate of the Seller.

                  (x) COBRA. The Buyer shall provide and be solely responsible for any continuation coverage required under Section 4980 of the Code, Part 6 of Title I of ERISA or applicable state law ("COBRA") to each Transferred Employee or any person related to such Transferred Employee who is a "qualified beneficiary" as that term is defined in COBRA whose first "qualifying event" (as defined in COBRA) occurs after the Transferred Employee actually commences participation in the Buyer's group medical plan. The Seller shall be solely responsible for any other COBRA health care continuation claims of Transferred Employees and their qualified beneficiaries.

                  (xi) Deductible Reimbursements. Within sixty (60) days following the Transferred Employee Start Date, the Seller shall deliver to the Buyer a list of the deductible expenses paid by each Transferred Employee under the Seller Plans during the current plan year up to the Closing Date and the maximum deductible under the Seller Plan in which the Transferred Employee was enrolled immediately prior to Closing (the "DEDUCTIBLE NOTICE"). From and after the Closing Date through December 31, 2005, the Buyer shall reimburse each Transferred Employee for any and all amounts paid by such Transferred Employee that exceed the maximum deductible identified for such Transferred Employee on the Deductible Notice; provided, that the Transferred Employee provides to the Buyer the explanation of benefits sent to them by their insurance provider as proof of such payment. The Parties acknowledge and agree that nothing in this
Section 5(j)(xi) obligates the Buyer to reimburse a Transferred Employee for coinsurance or maximum out-of-pocket amounts.

         (k) Reorganization Transactions. To the extent not completed prior to the date of this Agreement, the Seller (1) shall, or shall cause its applicable Affiliates to, perform those Reorganization Transactions listed in part (i) of the definition of "Reorganization Transactions" at any time prior to or contemporaneous with the Closing, and listed in part (ii) of the definition of "Reorganization Transactions" at any time prior to the Closing (provided that the CFS Assignment, Sabine 20% Interest Assignment, Pelican Land Assignment and Dauphin Assignment must be effective before the Effective Time), and (2) may, or may cause its applicable Affiliates to, perform those Reorganization Transactions listed in part (iii) of the definition of "Reorganization Transactions".

         (l) Surety Bonds; Guarantees. The Buyer agrees to replace on or before the Closing Date each of the surety bonds or guarantees issued by the Seller or any of its Affiliates with respect to the Acquired Companies that are listed on
Schedule 5(l).

         (m) No Shop. The Seller shall not, and shall cause (to the extent it has the Legal Right) its Affiliates and its and their directors, officers and similar agents not to, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the Acquired Company Equity Interests or any substantial portion of the Acquired Company Assets (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will use commercially reasonable efforts to cause its financial advisors and other representatives not to do any of the foregoing.

         (n) Testing.

                  (i) Prior to October 1, 2005, the Seller shall (or shall cause CFS to) conduct EPA Test Methods 1, 2, 3A, 4, 7E and 10 (40 CFR 60 appendix A) on the generators located at the Riverside Plant, which tests should be conducted at maximum operating conditions, in order to determine if NOx emissions rates for all applicable engines comply with applicable Environmental Laws. The Seller shall provide the Buyer with reasonable advance notice and the opportunity to witness the tests. Such tests shall be conducted by an accredited Louisiana Department of Environmental Quality stack-testing contractor. To the extent any such generator does not achieve such emission rates necessary to comply with applicable Environmental Laws, the Seller shall retrofit such generator with a catalytic converter or other control as required to meet applicable Environmental Laws (including replacing the engine, if required); provided, however, that the Seller shall not be responsible for any such costs in excess of $1,500,000 plus any associated fines and penalties as provided for in Sections 8(b)(ix)(B) and (E). The retrofitted or other controls must not result in a material degradation of the operating capability of the generators.

                  (ii) Prior to Closing, the Seller shall engage a qualified, independent contractor to test the flare at the Eunice Plant to determine if it complies with applicable Environmental Laws. To the extent the flare is not in compliance with applicable Environmental Laws, the Buyer shall comply with any reporting obligations under Environmental Laws, and repair or replace the flare as necessary to bring it into compliance with such Laws. The Seller shall reimburse the Buyer for up to five hundred thousand dollars ($500,000) of the cost necessary to bring the flare into compliance with the minimum standards of such Laws, plus pay or reimburse the Buyer for certain fines and penalties related thereto, as provided in Sections 8(b)(ix)(G).

         (o) Transition Services; Pelican Land Assignment. The Parties agree to negotiate in good faith and enter into, execute and deliver to each other (i) Annex I and Annex II to the Transition Services Agreement and (ii) Exhibits A, B and C to the Pelican Land Assignment, in each case, that contain terms and conditions reasonably acceptable to each Party; provided, however, that, under the Transition Services Agreement, the fee structure shall be based on the following: (x) personnel costs shall be based on 150% of the base salaries of the applicable personnel performing services thereunder, (y) costs for third party goods and services shall be based on the amounts paid by the applicable service provider for such goods and services and (z) a fee to be negotiated in good faith shall be charged to cover the costs of various computer systems, communications and network systems and other information technology.

         (p) Marketing License. Prior to Closing, the Buyer shall satisfy for itself (or its permitted designee) all Notice and Consent Requirements from any Governmental Authority necessary to effect in compliance with all Laws the transfer contemplated by the GLM Assignment.

6. Post-Closing Covenants. The Parties agree as follows:

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

         (b) Litigation Support. In the event and for so long as either Party actively is pursuing, contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, (ii) any Retained Assets or (iii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date relating to the Acquired Companies, the other Party shall cooperate with the pursuing, contesting or defending Party and its counsel in such pursuit, defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with such pursuit, defense or contest, all at the sole cost and expense of the pursuing, contesting or defending Party (unless the pursuing, contesting or defending Party is entitled to indemnification therefor under Section 8).

         (c) Delivery and Retention of Records. Within forty-five (45) days after the Closing Date, the Seller shall (with respect to the Blue Water Plant, to the extent the Seller or its Affiliate have the Legal Right) deliver or cause to be delivered to the Buyer, copies of Tax Records which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Acquired Companies, including the Electronic Data and a CD containing all the information and data contained in the electronic data room (other than Tax Records) that are in the possession or control of the Seller or any of its Affiliates (excluding such files, books, records, information and data constituting Retained Assets, the "RECORDS"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of five
(5) years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within thirty (30) days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Seller, its accountants, and counsel, during normal business hours, upon reasonable request, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege or cause the breach of any confidentiality agreement; provided, further that in the event of any litigation nothing herein shall limit either Party's rights of discovery under applicable Law. All post-Closing access to the Records and to the Buyer's employees will be subject to confidentiality obligations under Section 11(a).

         (d) Pipeline Markers and El Paso Marks. The Buyer acknowledges and agrees that it obtains no right, title, interest, license or any other right whatsoever to use the El Paso Marks and that the Seller and its Affiliates do not have any Obligation to the Buyer with respect to the establishment, registration or maintenance, whether prior to, on or after the Closing, of any of the El Paso Marks, including any rights, title, interest or license to use any El Paso Marks. The Buyer will not do any business or offer any goods or services under the El Paso Marks. The Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any El Paso Marks or otherwise operate any Acquired Company in any manner which would or might confuse any Person into believing that the Buyer has any right, title, interest, or license to use the El Paso Marks. Within one hundred eighty (180) days after the Closing Date, the Buyer shall remove the El Paso Marks from the pipeline and facility markers, decals, logos and other signage on the real and personal property of each Acquired Company referring to the Seller or any of its Affiliates. As promptly as practicable after the Closing, the Buyer shall post the Buyer's emergency contact telephone numbers in place of any of the Seller's or its Affiliates' emergency contact telephone numbers.

         (e) Eunice Lease Matters. The Buyer agrees that, from and after the Closing Date, until the Seller and its Affiliates have been released from any and all of their obligations and liabilities relating to the Eunice Lease Documents, the Buyer will, unless the prior written consent of the Seller is obtained with respect thereto:

                  (i) perform and comply, and cause CFS and any Affiliate of the Buyer to perform and comply, in all material respects with the terms and provisions of the Eunice Transaction Documents to which it is a party;

                  (ii) own directly or indirectly all of the issued and outstanding Equity Interests of CFS (or the successor thereto as the Lessee (as defined in the Eunice Lease Documents) under the Eunice Lease Documents);

                  (iii) not amend, and will cause CFS (or the successor thereto as the Lessee (as defined in the Eunice Lease Documents) under the Eunice Lease Documents) not to amend, any Eunice Transaction Document;

                  (iv) not take any action, and will cause CFS (or the successor thereto as the Lessee (as defined in the Eunice Lease Documents) under the Eunice Lease Documents) and any Affiliate of the Buyer not to take any action, that would materially increase the obligations of the Seller or any of its Affiliates under any Eunice Transaction Document, including issuing Additional Notes (as defined in the Eunice Participation Agreement) or effecting any Refinancing (as defined in the Eunice Participation Agreement);

                  (v) give the Seller, prior to the fifth (5) business day preceding the end of any Notice Period (as defined in the Eunice Guaranty), notice and evidence of payment or other performance or satisfaction of the lessee's obligations under the Eunice Transaction Documents (or of the payment or other performance or satisfaction of the Buyer's obligations under the Guaranty Agreement with respect thereto);

                  (vi) immediately upon demand by the Seller or any of its Affiliates, reimburse such Person for any amounts paid by them after the Closing Date pursuant to any Eunice Transaction Document, together with interest thereon at the Prime Rate plus 5% (not to exceed the maximum interest permitted by applicable Law) from (and including) the date of payment thereof by such Person to (but excluding) the date of repayment by the Buyer; and

                  (vii) cooperate with the Seller and its Affiliates and use its commercially reasonable efforts to assist such Persons in obtaining a release of their obligations and liabilities under the Eunice Transaction Documents.

         (f) Pelican II Expansion. To the extent not paid by the Seller or its Affiliates prior to the Effective Time or considered in the Closing Statement, the Seller will pay directly, or if paid by the Buyer or its Affiliates (including any Acquired Company), will reimburse such Persons for, all Pelican Remaining Expenditures.

         (g) Payments. The Seller will promptly, after receipt thereof, pay to the Buyer or the appropriate Acquired Company, any amounts received by the Seller and its Affiliates after Closing that relate to the business or operations of any Acquired Company (whether before or after the Effective Time). The Buyer will promptly, after receipt thereof, pay, or cause the Acquired Companies to pay, to the Seller any amounts received by the Buyer and its Affiliates after Closing that should have been paid to the Seller or its Affiliates.

         (h) Accounts Receivable. To the extent any Acquired Company receives cash payments with respect to its accounts receivable that were excluded from Working Capital, the Buyer shall, or shall cause the applicable Acquired Company to, promptly remit such payments to the Seller. Towards this end, the Seller shall have the right for two (2) years after the Closing Date to inspect and examine the Records of the applicable Acquired Companies to determine compliance by the Buyer with the provisions of this Section 6(h).

         (i) Post-Closing Environmental Filings. The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) any environmental reports, filings or certifications to any Governmental Authority (including such filings involving periods that straddle the Effective Time) with respect to the Acquired Company Assets or the Acquired Companies. The Seller shall cooperate fully, as and to the extent reasonably requested by the Buyer, in connection with such reports, filings, or certifications to be made by the Buyer.

         (j) Mutual Mistake. If the Parties determine that the Seller and its Affiliates did not transfer to one of the Acquired Companies any material asset that the Parties mutually agree they both intended to be included as an Acquired Company Asset, the Parties will cooperate to effect such transfer as promptly as practical.

         (k) Post-Closing Financial Statements. Unless provided at or before Closing, as soon as reasonably practical after the Closing Date, the Seller shall deliver, or cause to be delivered, to the Buyer preliminary drafts of the unaudited financial statements for any calendar quarter ending 30 days or less before the Closing Date, prepared to conform with the requirements described in
Section 5(b)(ii). The Seller shall use commercially reasonable efforts to provide the final version of such financial statements, after review by its auditors, to the Buyer at least five (5) days before the Buyer's applicable SEC filing deadline, but such unaudited financial statements must be provided no later than thirty (30) days after Closing. If Closing occurs on or after December 31, 2005, then Seller shall also deliver, or cause to be delivered to the Buyer, audited financial statements that conform to the requirements described in
Section 5(b)(ii) by March 15, 2006. The Buyer shall pay and/or reimburse the Seller for all reasonable, out-of-pocket costs incurred after the Closing in connection with the preparation of the financial information provided in this
Section 6(k).

         (l) Real Property Matters. With respect to any and all real property interests owned by any Acquired Company on the Effective Time, the Buyer shall, and shall cause its applicable Affiliates to (i) waive any and all rights of substitution and subrogation in and to any covenants and warranties (whether arising under title documents, contracts, laws or otherwise) providing title claims against the Seller and any of its Affiliates that is a predecessor in title of any Acquired Company and (ii) release, forgive and otherwise discharge and otherwise not pursue any claim, right or other cause of action in favor of it or its Affiliates against the Seller or any of its Affiliates to the extent same relates to title to any such real property interests.

7. Conditions to Obligation to Close. All proceedings to be taken and all documents to be exchanged and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously unless otherwise provided in this Agreement, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed, and delivered.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) (A) the representations and warranties of the Seller contained in Sections 3(a) and 4 shall be true and correct (without giving effect to any qualification as to materiality or any supplements or amendments to the Schedules made pursuant to Section 5(i)) as of the date of this Agreement and at Closing (except for those that refer to a specific date, which must be true and correct (without giving effect to any qualification as to materiality or any supplements to the Schedules made pursuant to Section 5(i)) as of such date, except where all inaccuracies of such representations and warranties would (or could reasonably be expected to) result in Adverse Consequences constituting (in the aggregate) less than a Material Adverse Effect, and (B) the Seller shall have performed in all material respects with all of its covenants and agreements hereunder;

                  (ii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                  (iii) any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

                  (iv) all consents and other approvals with respect to the Eunice Lease Documents required to consummate the transactions contemplated hereby (including the transfer of CFS and the conversion of CFS into a disregarded entity for federal income tax purposes) and the Eunice Enron Termination Agreement shall have been obtained;

                  (v) each of the consents set forth on Schedule 7(a)(v) (collectively, the "REQUIRED CONSENTS") shall have been obtained, in form reasonably acceptable to the Buyer;

                  (vi) if there has been damage, destruction or condemnation of the type described in the first sentence of Section 5(e), the Buyer's election to close must have been exercised and, in the case of Section 5(e)(ii)(x), agreed to by the Seller;

                  (vii) if audited financial statements are required by the SEC as described in Section 5(b)(ii), the Seller shall have delivered, or cause to be delivered, to the Buyer the audited financial statements, the unaudited financial statements reviewed by the auditors for the period ending June 30, 2005, and if Closing is after October 31, 2005, the unaudited financial statements reviewed by the auditors for the calendar quarter ending September 30, 2005, all in conformance with the requirements set forth in Section 5(b)(ii);

                  (viii) the Seller shall have delivered, or caused to be delivered, to the Buyer each Transaction Agreement to which any Seller Party is a party; and

                  (ix) the Seller shall have delivered, or caused to be delivered, to the Buyer evidence of the resignation or removal of any officers of the Acquired Companies that the Buyer has not identified to the Seller within a reasonable period of time as an officer that will be continuing with the applicable Acquired Company.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) (A) the representations and warranties of the Buyer contained in Section 3(b) shall be true and correct (without giving effect to any qualification as to materiality or any supplements or amendments to the Schedules made pursuant to Section 5(i)) as of the date of this Agreement and at Closing (except for those that refer to a specific date, which must be true and correct (without giving effect to any qualification as to materiality or any supplements to the Schedules made pursuant to Section 5(i)) as of such date), except where all inaccuracies of such representations and warranties would (or could reasonably be expected to) not adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement, and (B) the Buyer shall have performed in all material respects with all of its covenants and agreements hereunder;

                  (ii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                  (iii) any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

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

                  (iv) all consents and other approvals with respect to the Eunice Lease Documents required to consummate the transactions contemplated hereby (including the transfer of CFS and the conversion of CFS into a disregarded entity for federal income tax purposes) and the Eunice Enron Termination Agreement shall have been obtained;

                  (v) each of the Required Consents shall have been obtained in form reasonably acceptable to the Seller;

                  (vi) if there has been damage, destruction or condemnation of the type described in the first sentence of Section 5(e), the Buyer's election to close must have been exercised and, in the case of Section 5(e)(ii)(x), agreed to by the Seller;

                  (vii) taken together, the effect of all inaccuracies of representations and warranties of the Seller as described in Section 7(a)(i)(A) is less than ten million dollars ($10,000,000); and

                  (viii) the Buyer shall have delivered, or caused to be delivered, to the Seller each Transaction Agreement to which any Buyer Party is a party.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

8. Obligations, Survival and Indemnification.

         (a) Survival of Representations, Warranties and Covenants. (i) All of the representations contained in Sections 3(a) and 4 (other than the Fundamental Representations) shall survive the Closing until April 1, 2007; and (ii) the Fundamental Representations shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations. The covenants and obligations contained in Sections 2 and 6 and all other covenants and obligations contained in this Agreement shall survive the Closing indefinitely.

         (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) Representations and Warranties - General. In the event:
(x) the Seller breaches (without giving effect to any qualification as to materiality (including Material Adverse Effect)) any of its representations or warranties contained herein (other than those contained in Section 4(b) (Capitalization) and Section 4(f) (Tax Matters)); and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) within the applicable survival period specified in Section 8(a), then the Seller agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are individually in excess of twenty-five thousand dollars ($25,000) and that are suffered by the Buyer Indemnitees by reason of each such breach; provided, that the Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against (A) the entirety of any such Adverse Consequences by reason of such breaches until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events in excess of an initial aggregate deductible amount equal to 1.0% of the Combined Purchase Price, (B) after which point, 50% of any such further Adverse Consequences by reason of such breaches until the Buyer Indemnitees, in the aggregate (above such amounts described in

(A) above), have suffered Adverse Consequences by reason of all Adverse Events in excess of a second deductible aggregate amount equal to 1.0% of the Combined Purchase Price (after which point the Seller shall be obligated only to indemnify the Buyer Indemnitees from and against any further such Adverse Consequences), or (C) to the extent all Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events exceeds an aggregate ceiling amount equal to the Cap Amount (after which point the Seller shall have no obligation to indemnify the Buyer Indemnitees from and against any further such Adverse Consequences).

                  (ii) Representations and Warranties - Special. In the event:
(x) the Seller breaches (without giving effect to any qualification as to materiality (including Material Adverse Effect)) any of its representations or warranties contained in Sections 4(b) or 4(f); and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) within the applicable survival period specified in Section 8(a), then the Seller agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees by reason of each such breach.

                  (iii) Covenants and Obligations. In the event: (x) the Seller breaches any of its covenants or obligations in Sections 2 or 6 or any other covenants or obligations of the Seller in this Agreement is breached; and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) within the applicable survival period specified in Section 8(a), then the Seller agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that, except with respect to the covenants provided in Section 9 (in which case there are no thresholds), are individually in excess of twenty-five thousand dollars ($25,000) and that are suffered by the Buyer Indemnitees by reason of such breaches.

                  (iv) ERISA. The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees by reason of any of the Buyer Indemnitees having been aggregated with the Seller or any Affiliate of the Seller under Section 414(o) of the Code, or having been under "common control" with the Seller or such Affiliate within the meaning of Section 4001(a)(14) of ERISA.

                  (v) Dauphin Indemnified Obligations. The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees with respect to the Dauphin Indemnified Obligations.

                  (vi) Retained Employee Obligations. The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees with respect to the Retained Employee Obligations.

                  (vii) Taxes. The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences

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

that are suffered by the Buyer Indemnitees with respect to Taxes, if any, imposed on any of the Acquired Companies by reason of Treasury Regulation
Section 1.1502-6 (a) (or any similar provision of the state or local Law) by reason of being a member of an Affiliated Group that includes the regarded parent of the Seller at or before the Effective Time.

                  (viii) Retained Indebtedness Obligations. The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees with respect to any indebtedness for borrowed money represented by a credit agreement, note, indenture or similar lending instrument to the extent such amount is not included in the Working Capital calculation. For clarification, the Parties acknowledge that the obligations under the Eunice Lease Documents do not constitute indebtedness.

                  (ix) Retained Seller Obligations. The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any: (A) Adverse Consequences that are suffered by the Buyer Indemnitees to the extent resulting from any claims by any third party relating to any asset or property owned by the Seller or its Affiliates prior to Closing that has never been owned or operated by, or the subject of any contract or other agreement with or for the benefit of, any Acquired Company; (B) costs as described in
Section 5(n); provided, however, that the Seller's indemnification obligations under this Section 8(b)(ix)(B) or under Section 8(b)(i) with respect to any inaccuracy of any representation or warranty related thereto shall not exceed one million five hundred thousand dollars ($1,500,000) (after which, the Buyer shall be responsible for all such costs); (C) fines or penalties assessed with respect to notices of violation received during the 12 month period after the Closing by any Governmental Authority to the extent such fines or penalties are related to the failure to meet recordkeeping or reporting requirements associated with LDEQ or federal NSPS leak detection and repair, or LDAR, including semiannual reports and the related backup documentation; (D) Adverse Consequences relating to any Obligations directly related to the Retained Assets described in Section 2(f), but, with respect to the insurance matters retained in Section 2(f)(v), the Seller shall not have an obligation under this Section 8(b)(ix)(D) to release, indemnify or hold harmless the Buyer Indemnitees with respect to Adverse Consequences relating to any litigation, environmental or other claims under such policies, which claims (including the related deductible, self insured retention and reimbursable amounts) shall be the responsibility of the Buyer; (E) fines or penalties assessed with respect to notices of violation received during the 12 month period after the Closing by any Governmental Authority to the extent relating to any violation identified on the reports filed pursuant to Section 5(d)(iv); (F) Adverse Consequences resulting from violations of Environmental Laws to the extent relating to any real property interest owned as of the Effective Time by any Acquired Company to the extent such real property interest is not generally associated with the Facilities described on Exhibit A; and (G) reimbursement of costs, if any, required to bring the Eunice flare into compliance with applicable Environmental Laws as contemplated by Section 5(n)(ii); provided, however, that the Seller's indemnification obligations under this Section 8(b)(ix)(G) or under Section 8(b)(i) with respect to any inaccuracy of any representation or warranty related thereto shall not exceed five hundred thousand dollars ($500,000) (after which, the Buyer shall be responsible for all such costs).

                  (x) Divested Acquired Company Assets. The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees to the extent relating to any business (including any plant or other substantial tangible asset) that both was owned and divested or otherwise disposed of by any Acquired Company at any time prior to the Closing Date.

                  (xi) Seller and Affiliate Claims. The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees for claims by the Seller and its Affiliates against the Acquired Companies and attributable to the period prior to the Closing, except for claims arising out of this Agreement or any Transaction Agreement, and claims with respect to any intercompany arrangements that will not be terminated as of the Closing in accordance with Section 5(h).

                  (xii) Limitations. Notwithstanding any representation, warranty, covenant or other agreement contained in this Agreement, including the rights of indemnification provided in this Section 8, the Seller shall have no obligation to release, indemnify and hold harmless any Buyer Indemnitee with respect to any Adverse Consequence (A) associated with, attributable to or resulting from the start-up costs relating to the Cow Island or Rayne Facilities, or (B) associated with, attributable to or resulting from any environmental condition or circumstance (including the non-compliance with any Environmental Law and the presence of any Hazardous Substance) except to the extent the relevant condition or circumstance constitutes a breach of the representation and warranty set forth in Section 4(i) or is subject to indemnity in accordance with Sections 8(b)(ix)-(xi). In lieu of performing all or any portion of its Obligations under Section 8(b)(i) to the extent relating to the representation and warranty set forth in Section 4(i), or that are subject to indemnity in accordance with Section 8(b)(ix)-(xi), the Seller shall have the right to remediate any such environmental condition or circumstance subject to the terms and conditions set forth in the Environmental Access Agreement.

         (c) Indemnification Provisions for Benefit of the Seller.

                  (i) Representation, Warranties and Covenants. In the event:
(x) the Buyer breaches any of its representations, warranties, covenants or other obligations contained herein; and (y) the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(h) within the applicable survival period specified in Section 8(a), then the Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences that are individually in excess of twenty-five thousand dollars ($25,000) and suffered by the Seller Indemnitees by reason of such breaches.

                  (ii) General. Except to the extent the Seller is obligated to indemnify the Buyer pursuant to Section 8(b), the Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences relating in any way to the Acquired Companies, Acquired Company Equity Interests, the Acquired Company Assets or the ownership, operation or Obligations of any of them, in each such case, whether or not arising during, related to or otherwise attributable to the period prior to, on or after the Closing Date. Except as otherwise expressly provided for in this Agreement, the Buyer's Obligations under this Section 8(c)(ii) include and cover matters whether or not they are set forth in the Schedules to this Agreement, including such Obligations relating to litigation to which the Seller or any of its Affiliates is a party.

                  (iii) Certain Environmental Reports. Except to the extent the Seller is indemnifying the Buyer Indemnities pursuant to Section 8(b)(ix)(E), the Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences relating in any way to bringing into compliance any violations identified in the reports filed by the Seller pursuant to Section 5(d)(iv).

                  (iv) Eligible Employees. The Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Seller Indemnitees that arise out of or relate to the hiring of Eligible Employees, but only to the extent such Adverse Consequences are not Retained Employee Obligations, or otherwise specifically the obligations of the Seller.

                  (v) Acquired Company Claims. The Buyer shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Seller Indemnitees for claims by the Acquired Companies against the Seller and its Affiliates attributable to the period prior to the Closing, except for claims arising out of this Agreement or any Transaction Agreement, and claims with respect to any intercompany arrangements that will not be terminated as of the Closing in accordance with Section 5(h).

                  (vi) Site Access. The Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Seller Indemnitees arising out of, resulting from or relating to any field visit or other due diligence activities relating to any performance of the Diligence Activities to the extent caused by acts or omissions of any Buyer Party or Buyer Diligence Representative, even if such Adverse Consequences arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by the Seller Indemnitees, except Adverse Consequences to the extent resulting from the gross negligence or willful misconduct of the Seller Indemnitees.

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify either Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") that is reasonably expected to give rise to a claim for indemnification against the other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall promptly (and in any event within the later of five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party's failure to give such notice, including having the effect of tolling or suspending the statute of limitations applicable to such claim.

                  (ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

         (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus two percent interest or discount rate, as appropriate (not to exceed the maximum rate permitted by applicable Law). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof. Nothing in this Section 8 is intended to allow an indemnified Person to receive duplicative payments in connection with a Party's Obligations to release, indemnify and hold harmless. Without in any way limiting the generality of the preceding sentence, although an indemnified Person may seek recovery for an Adverse Consequence under any Section under which such Adverse Consequence may be recoverable, to the extent an indemnified Person has been paid for an Adverse Consequence under one Section of this Agreement, that Person shall not be permitted to seek payment for that Adverse Consequence under another Section of this Agreement, even though that Adverse Consequence is of a type which would be covered by each such Section.

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

         (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9, shall be made in cash and treated as purchase price adjustments for Tax purposes.

         (g) Exclusive Remedy. The indemnities provided for in this Section 8 shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party by contract, statute or otherwise, at law or equity, for any claim, cause of action or other matter arising from any breach by the Buyer or the Seller, as applicable, of any of its representations, warranties, covenants or other agreements under this Agreement or the transactions contemplated hereby. Each Party acknowledges that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, each Party hereby waives any right to rescind this Agreement or any of the transactions contemplated hereby.

         (h) Disclaimer of Representations and Warranties. The Buyer acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Acquired Companies and the Acquired Company Assets and the officers of the Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation, including environmental and other inspections, and upon the express representations, warranties, covenants, and agreements set forth in this Agreement, and the Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or communication made or communicated (orally or in writing) to the Buyer or any of its Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement or any Transaction Agreement (including, without limitation, any opinion, information, projection or advice that may have been provided to the Buyer by any officer, director, employee, agent, consultant, representative or advisor of the Seller or any of its Affiliates). Toward this end, except as expressly set forth in this Agreement, no Seller Indemnitee shall have liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer's use of, any such information relating to any Seller Indemnitee, or prepared by or on behalf of any Seller Indemnitee, and supplied to the Buyer before the date of this Agreement, or any information, documents or materials made available to the Buyer in any data rooms, any presentation or in any other form relating to the business of the Acquired Companies in connection with the transactions contemplated hereby. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING
(i) TITLE TO ANY OF THE ACQUIRED COMPANY ASSETS (INCLUDING ANY RIGHTS OF WAY) (WHETHER RELATING TO DEFECTIVE TITLE OR GAPS IN TITLE), (ii) THE QUALITY, CONDITION, OR OPERABILITY OF ANY REAL OR PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, INCLUDING FREEDOM FROM LATENT OR PATENT VICES OR DEFECTS, (iii) THEIR MERCHANTABILITY, (iv) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, (v) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, (vi) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM

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

ENGINEERING CONSULTANTS, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO ANY ACQUIRED COMPANY ASSETS, (vii) THE QUANTITY, QUALITY, PRODUCTION OR RECOVERABILITY OF HYDROCARBONS, (viii) ANY ESTIMATES OF THE VALUE OF THE ACQUIRED COMPANY EQUITY INTERESTS OR RELATED ACQUIRED COMPANY ASSETS OR FUTURE REVENUES GENERATED THEREFROM, (ix) THE MAINTENANCE, REPAIR, CONDITION, QUALITY SUITABILITY, DESIGN OR MARKETABILITY OF THE ACQUIRED COMPANY ASSETS, (x) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY PERSON WITH RESPECT TO THE ACQUIRED COMPANY EQUITY INTERESTS OR ACQUIRED COMPANY ASSETS, (xi) ANY OTHER MATERIALS OR INFORMATION MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY DISCUSSION OR PRESENTATION RELATED THERETO, (xii) ANY EXPRESS OR IMPLIED WARRANTY OF FREEDOM FROM INTELLECTUAL PROPERTY INFRINGEMENT, (xiii) ANY RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (xiv) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ACQUIRED COMPANY ASSETS, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE ACQUIRED COMPANY ASSETS ARE DELIVERED IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS, WHERE IS" WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), INCLUDING FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. THE INCLUSION BY ANY SELLER PARTY OF ANY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT DOES NOT CONSTITUTE AN ADMISSION OR ACKNOWLEDGEMENT, EXPRESSED OR IMPLIED, OF FAULT, RESPONSIBILITY OR LIABILITY OF ANY KIND BY ANY SELLER PARTY UNDER ANY LAW (INCLUDING ANY ENVIRONMENTAL LAW) FOR ACTS, OMISSIONS, OBLIGATIONS OR EVENTS INVOLVING THE PRESENCE, IF ANY, OF ANY POLLUTANTS, CONTAMINANTS, TOXIN OR HAZARDOUS OR EXTREMELY HAZARDOUS SUBSTANCES, MATERIALS, WASTES, CONSTITUENTS, COMPOUNDS OR CHEMICALS THAT ARE REGULATED BY, OR MAY FORM THE BASIS OF LIABILITY UNDER, ANY ENVIRONMENTAL LAWS ON OR ADJACENT TO THE ACQUIRED COMPANY ASSETS. The Buyer acknowledges and agrees that the Seller cannot and does not covenant or warrant that the Buyer shall become successor operator of the Blue Water Plant since such assets and properties may be subject to operating or other agreements that document the procedure relating to the appointment of a successor operator. The Parties agree that, to the extent required by Law to be effective, the disclosures contained in this
Section 8(h) are "conspicuous" for purposes of any such Laws.

9. Tax Matters.

         (a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Acquired Company Assets or the Acquired Companies. The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

         (b) Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Acquired Company Assets or Acquired Companies. The Seller shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

         (c) Straddle Periods. The Buyer shall be responsible for Taxes of the Acquired Company Assets and the Acquired Companies related to the portion of any Straddle Period occurring on or after the Effective Time. The Seller shall be responsible for Taxes of the Acquired Company Assets and the Acquired Companies relating to the portion of any Straddle Period occurring before and on the Effective Time. With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the close of the day ending immediately prior to the Effective Time as the last day of the Tax period. If applicable Law shall not permit such date to be the last day of a period, then (i) real or personal property Taxes with respect to the Acquired Company Assets and the Acquired Companies shall be allocated based on the number of days in the partial period before and after such date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Acquired Company Assets and the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Company Assets and the Acquired Companies for each partial period as determined from their books and records.

         (d) Straddle Returns. The Buyer shall prepare any Straddle Returns. The Buyer shall deliver, at least forty-five (45) days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return. The Seller shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than fifteen (15) days prior to the date for the filing of such Straddle Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than five (5) days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller. If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Seller to be owed by the Seller. Within ten (10) days after such payment, the Seller and the Buyer shall refer the matter to an independent nationally recognized accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on the Seller and the Buyer. Within five (5) days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Effective Time.

         (e) Claims for Refund. The Buyer shall not, and, to the extent the Buyer has the Legal Right, shall cause the Acquired Companies and any of their Affiliates not to, file any claim for refund of Taxes with respect to the Acquired Company Assets and the Acquired Companies for whole or partial taxable periods on or before the Effective Time.

         (f) Indemnification. The Buyer agrees to indemnify the Seller against all Taxes of or with respect to the Acquired Company Assets and the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Effective Time. The Seller agrees to indemnify the Buyer against all Taxes of or with respect to the Acquired Company Assets and the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Effective Time (including any Tax liability associated with any matter listed on Schedules 4(f) and 4(h)), and the Buyer Parties against all Taxes of or with respect to the Retained Assets.

         (g) Cooperation on Tax Matters.

                  (i) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller shall (A) retain all books and records with respect to Tax matters pertinent to each Acquired Company relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

                  (ii) The Buyer and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                  (iii) The Buyer and the Seller agree, upon request, to provide the other Parties with all information that such other Parties may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (h) Certain Taxes. The Seller shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, pay the related Tax, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer shall pay to the Seller, on or before the date such payments are due from the Seller, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

         (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

         (j) Audits. The Seller or the Buyer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Acquired Company Assets or the Acquired Companies for whole or partial periods for which it is indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an Indemnified Party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the Indemnifying Party prompt notice of such asserted tax liability, then
(I) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted tax liability, and (II) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section 9(j) shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such Party can establish that the Indemnifying Party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

         (k) Control of Proceedings. The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

         (l) Powers of Attorney. To the extent the Buyer has the Legal Right, the Buyer, the Acquired Companies and their respective Affiliates shall provide the Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) (including any refund claims which turn into audits or disputes).

         (m) Remittance of Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller receives a refund of any Taxes that the Buyer is responsible for hereunder, the Party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash. CFS is entitled to refunds of ad valorem taxes pursuant to an agreement with the Parish of Cameron in the State of Louisiana in the amount of $25,077.89 at the end of 2005 and $25,077.89 at the end of 2006 against those years' taxes, which amounts the Buyer shall remit to the Seller promptly upon any receipt or other realization thereof.

         (n) Purchase Price Allocation. The Seller and the Buyer agree that the actual Purchase Price allocable to the Acquired Company Assets shall be allocated to the Acquired Company Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Seller within 90 days after the Closing Date. The Seller and the Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) without the consent of the other Party, not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise. The Seller and the Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten days prior to the filing of such form with the Internal Revenue Service. The Buyer, the Seller and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

         (o) Closing Tax Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate, in the form of Exhibit I, signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing it's U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

         (p) Reporting of Post-Closing Transactions. The Buyer and the Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after the Closing on the Buyer's federal income Tax Return to the extent permitted by Treasury Regulation Section
1.1502-76(b)(1)(ii)(B).

         (q) Settlements. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be entitled to settle or concede, either administratively or after the commencement of litigation, any proceeding related to Taxes in a manner that could increase

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

the amount of Taxes of the Buyer or any of the Acquired Companies for any Post-Closing Tax Periods, unless (i) the Buyer consents to such settlement or concession or (ii) the Seller agrees to indemnify the Buyer for any such increase in the amount of Taxes of the Buyer or any of the Acquired Companies for Post-Closing Tax Periods.

         (r) Section 754 Elections. The Seller shall take or cause to be taken such actions as are requested by the Buyer in order to cause any Acquired Company that is treated as a partnership for federal tax purposes to make a timely election under Section 754 of the Code with respect to the Seller's sale of interests in any such entity to the Buyer hereunder.

10. Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) by either Party in writing, without liability to the other Party on account of such termination (provided the terminating Party is not in default or breach of any of representations, warranties, covenants and agreements contained in this Agreement), if the Closing shall not have occurred on or before 5:00 p.m. Houston, Texas time on December 1, 2005; provided that, at any time on or prior to December 1, 2005, the Buyer shall have the right to extend such December 1, 2005 date to January 1, 2006, and then at any time on or prior to January 1, 2006, the Buyer shall have the right to extend such January 1, 2006 date to February 1, 2006 (provided the Buyer is not in default or breach of any of representations, warranties, covenants and agreements contained in this Agreement at the time of either such extension);

                  (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing in the event the Seller has materially breached any representation or warranty set forth in Section 3(a) or
Section 4 or any covenant contained in this Agreement, the Buyer has notified the Seller of the breach, the breach is not curable, or, if curable, has continued without cure for a period of twenty-five (25) days after the written notice of breach and such breach would result in a failure to satisfy a condition to the Buyer's obligation to consummate the transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this
Section 10(a)(iii) shall not be available to the Buyer if, at such time, the Buyer is in breach of any representation or warranty set forth in Section 3(b) or any covenant contained in this Agreement and such breach would result in a failure to satisfy a condition to the Seller's obligation to consummate the transactions contemplated hereby;

                  (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing in the event the Buyer has materially breached any representation or warranties set forth in Section 3(b) or any covenant contained in this Agreement, the Seller has notified the Buyer of the breach, the breach is not curable, or, if curable, has continued without cure for a period of twenty-five (25) days after the written notice of breach and such breach would result in a failure to satisfy a condition to the Seller's obligation to consummate the transactions contemplated hereby; provided that the right to terminate this

Agreement pursuant to this Section 10(a)(iv) shall not be available to the Seller if, at such time, the Seller is in breach of any representation or warranties set forth in Section 3(a) or Section 4 or any covenant contained in this Agreement and such breach would result in a failure to satisfy a condition to the Buyer's obligation to consummate the transactions contemplated hereby; and

                  (v) the Parties may terminate this Agreement if any Governmental Authority shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10(a)(v) shall have complied with Section 5(a), Section 5(b) and Section 5(g), it being agreed that the Parties shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence).

         (b) Effect of Termination. Except for the obligations under Sections 5(f)(ii)(C), 5(f)(ii)(G), 8, 10 and 11, if either Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of either such Party then in breach); provided, that the provisions contained in Sections 5(f)(ii)(C), 5(f)(ii)(G) and 8(c)(vi) and the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

11. Miscellaneous.

         (a) Confidentiality. The Parties have previously executed and delivered the Confidentiality Agreement. The Parties agree that, subject to Section 11(b) below, the Confidentiality Agreement shall be in full force and effect until the Closing Date. If the Closing occurs, the Buyer shall not be limited by the terms thereof with respect to information, assets and operations of the Acquired Companies. The Seller shall, and shall cause its Affiliates to, not make disclosure of any confidential or proprietary information relating to any Acquired Company to any Person other than (i) to its owners, directors, officers, employees, consultants or other representatives to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement; (ii) as required to convey title to any of the Acquired Company Assets; (iii) as required by Law or any securities exchange or market rule; (iv) as may be requested or required by any Governmental Authority (provided that the Seller first notifies the Buyer and gives the Buyer the opportunity to contest such request or requirement), or (v) except with prior notice of such request for disclosure to, and consent of, the Buyer (which consent may be withheld in the Buyer's sole discretion). On or after the Closing, the Seller agrees to use its commercially reasonable efforts to provide, on an as needed basis, rights to enforce the confidentiality agreements between the Seller and those Persons who where bidders for the Acquired Company Assets.

         (b) Public Announcements. Neither Party shall issue any press release or make any public announcement or otherwise publicly disseminate information relating to the subject matter of this Agreement before or after the Closing without the prior written approval of the other Party (which approval will not be withheld or delayed unreasonably); provided that either Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the

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

disclosing Party will advise the other Party before making the disclosure and will provide the other Party, to the extent practicable, with a reasonable opportunity to comment on such proposed disclosures).

         (c) Insurance. The Seller shall cause any insurance policies covering the Acquired Company Assets to remain in full force and effect or to be renewed and maintained in full force and effect through (but not after) the Closing Date; provided, however, that the Seller shall maintain the Acquired Companies or the Acquired Company Assets (as applicable) as divested entities or assets on such insurance policies and any subsequent renewal thereof. The Seller shall not take any action to release any insurer with respect to any claim made under any such insurance policy before the Closing Date; provided, however, that the Seller may release any such insurer that is an Affiliate of the Seller. The Seller will file all insured claims (both before and after Closing) that may be filed under any insurance policy covering the Acquired Company Assets for any Adverse Consequences occurring before Closing and will thereafter coordinate with the Buyer to resolve all such claims after Closing; provided, however, that
(x) the Seller will not be required to file such claims to the extent the insurer of such claims is an Affiliate of the Seller and (y) neither the Seller nor any of its Affiliates shall be obligated or otherwise liable for any deductible, self insured retention amount or reimbursable amount payable by any of them with respect to any such claim. The Buyer acknowledges and agrees that, following the Closing, any insurance policies maintained by the Seller and its Affiliates (including the applicable Acquired Companies) shall be terminated or modified to exclude coverage of all or any portion of the assets, facilities and/or operations of the Acquired Companies, and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any Person to be maintained for or by the Acquired Companies. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and other Persons evidence of such replacement or substitute insurance coverage for the continued operations or businesses of the Acquired Companies.

         (d) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign, alienate, delegate or otherwise transfer all or any portion of its rights, interests or obligations under this Agreement without the prior written approval of the other Party (which approval may not be unreasonably withheld); provided, however, without the prior approval of the Seller, the Buyer and its permitted successors and assigns may transfer any or all of its rights or interests under this Agreement to a wholly owned subsidiary of the Buyer for so long as such Person remains a wholly owned subsidiary of the Buyer, including designating one or more such Persons to be the assignee of some or any portion of the Acquired Company Equity Interests; and provided further that no transfer shall result in the release of the requesting Party from any of its obligations under this Agreement, and such Party shall remain a primary obligor (as opposed to a surety) thereof; and provided further that no such transfer shall be made in violation of any such Eunice Transaction Document.

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

         (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         (g) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                  El Paso Corporation
                                            Attn:  General Counsel
                                            El Paso Tower
                                            1001 Louisiana, Suite 3050
                                            Houston, Texas  77002
                                            Tel No.:  (713) 420-7021
                                            Fax No.:  (713) 420-5043

                                            and

                                            El Paso Corporation
                                            Attn:  Steve McKemy
                                            El Paso Tower
                                            1001 Louisiana, Suite 2851B
                                            Houston, Texas  77002
                                            Tel No.:  (713) 420-1983
                                            Fax No.:  (713) 420-8188

         If to the Buyer:                   Crosstex Energy, L.P.
                                            Attn:  Leslie Wylie, Esq.
                                            2501 Cedar Springs, Suite 100
                                            Dallas, Texas 75201
                                            Tel No.:  (214) 953-9500
                                            Fax No.:  (214) 721-9383


         With a copy to:                    Hunton & Williams LLP
                                            Attn:  Scott H. Matheson
                                            1601 Bryan Street, Suite 300
                                            Dallas, Texas 75201
                                            Tel No.:  (214) 979-3000
                                            Fax No.:  (214) 880-0011


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

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means other than electronic mail (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, if notice is sent by telecopy and such telecopy is received during non business hours of the addressee, then such notice shall be deemed received on the next business day of the addressee. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN TEXAS.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. All waivers must be in writing.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Transaction Expenses. Except to the extent otherwise provided for in this Agreement, each of the Buyer, on the one hand, and the Seller, on the other hand, shall bear its and its Affiliates own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Except to the extent otherwise provided for in this Agreement, for the avoidance of doubt, it is agreed that the Seller will bear any and all expenses of the Acquired Companies in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the

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

context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

         (n) Exhibits and Schedules.

                  (i) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any fact or item which is disclosed in any part of the Transaction Agreements (including any schedule, exhibit or other attachment thereto) will be deemed to have been disclosed for all purposes of this Agreement (if reasonably apparent that such disclosure relates to another portion of the Agreement), notwithstanding the omission of a reference or cross-reference thereto.

                  (ii) Matters reflected in the Exhibits and Schedules are not necessarily limited to matters required by the Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the listing of such matters therein be deemed or interpreted to broaden or otherwise amplify the applicable Party's representations, warranties, covenants or agreements contained in this Agreement. The fact that any item of information is contained in the Exhibits and Schedules shall not (i) be construed as an admission of liability under any Law, (ii) mean that such information is required by this Agreement to be disclosed in the Exhibits and Schedules, (iii) mean that such information is material or (iv) be used as a basis for interpreting the term "material" or "Material Adverse Effect" or any similar qualification in this Agreement.

                  (iii) If there is any conflict or other inconsistency between this Agreement and the Exhibits and Schedules, the terms of this Agreement shall prevail. For the avoidance of doubt, the Buyer hereby acknowledges and agrees that (A) nothing contained in any of the Exhibits and Schedules shall constitute a representation, warranty or other assurance (x) as to the quality, condition or capability of any of the facilities, components or other assets contained therein or (y) as to the ownership interest of the Seller or any other Person as to any such asset and (B) with respect to such matters, the terms of this Agreement shall govern, meaning that the Buyer is exclusively relying on its own due diligence and independent investigation, as contemplated by Section 3(b)(v) and the representations, warranties and covenants contained in this Agreement. Except as set forth in this Agreement, the Seller hereby disclaims any and all representations, warranties or other assurances with respect to any and all such assets, as contemplated by Sections 8(b)(xii)8(b)(ix) and 8(h).

         (o) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF, EXCEPT FOR THE CONFIDENTIALITY AGREEMENT.

                            [Signature Pages follow]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth in the preamble.


                                     EL PASO CORPORATION

                                     BY:     /s/ John J. Hopper
                                             ------------------------------
                                     NAME:   John J. Hopper
                                     TITLE:  Vice President and Treasurer



                                     CROSSTEX ENERGY, L.P.

                                     By:     Crosstex Energy GP, L.P.,
                                             its general partner

                                             By:  Crosstex Energy GP, LLC,
                                                  its general partner

                                     BY:     /s/ Jack M. Lafield
                                             ------------------------------
                                     NAME:   Jack M. Lafield
                                     TITLE:  Executive Vice President








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